As Filed with the Securities and Exchange Commission on July 5, 2005	Registration No. _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 BERMAN CENTER, INC.
(Name of Small Business Issuer in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	8000 (Primary Standard Industrial Classification Code Number)	58-1865733 (I.R.S. Employer Identification No.)

211 East Ontario, Suite 800
Chicago, Illinois 60611
(312) 255-8088
(Address and Telephone Number of Principal Executive Offices)

Samuel P. Chapman, Chief Executive Officer
211 East Ontario, Suite 800
Chicago, Illinois 60611
(312) 255-8088
(Name, Address and Telephone Number of Agent for Service)

   Copies to
Jeryl A. Bowers, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000 Facsimile (310) 552-5001

 Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001par value (2)	12,023,922	$8.00	$96,191,376.00	$11,321.72
Common stock, $.001 par value (3)	4,534,857	$8.00	$36,278,856.00	$4,270.02
Common stock, $.001 par value (3)	4,534,857	$8.00	$36,278,856.00	$4,270.02
Common stock, $.001 par value (3)	614,400	$8.00	$4,915,200.00	$578.52
Common stock, $.001 par value (3)	906,971	$8.00	$7,255,768.00	$854.00
Total Registration Fee				$21,294.29
(Footnotes to table on next page)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and ask prices reported in the Pink Sheets on June 29, 2005.

(3)
Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to certain of the selling security holders named in the prospectus.

PROSPECTUS - SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be amended or supplemented from time to time to update the disclosures set forth in this prospectus. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

22,615,007 Shares

BERMAN CENTER, INC.

COMMON STOCK

This prospectus relates to 22,615,007 shares of common stock of Berman Center, Inc. that may be sold from time to time by the selling security holders listed in this prospectus in the section entitled “Selling Security Holders.” We will not receive any proceeds from the sales by the selling security holders, except for funds received from the exercise of warrants held by certain of the selling security holders, if and when exercised. The selling security holders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

For a description of the plan of distribution of the common stock, please see “Plan of Distribution” on page 16 of this prospectus.

Our common stock is quoted on the Electronic Quotation Services (the “Pink Sheets”) under the symbol “LBCT.” On June 21, 2005, the closing bid price for our common stock in the Pink Sheets was $2.00 per share.

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2005.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
PROSPECTUS SUMMARY	3
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	14
DILUTION	14
SELLING SECURITY HOLDERS	14
PLAN OF DISTRIBUTION	16
BUSINESS	18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	28
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF OPERATIONS	29
DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS	35
EXECUTIVE COMPENSATION	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
DESCRIPTION OF CAPITAL STOCK	41
SHARES ELIGIBLE FOR FUTURE SALE	45
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	46
LEGAL MATTERS	47
EXPERTS	47
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	47
ADDITIONAL INFORMATION	48
BERMAN CENTER, INC. INDEX TO FINANCIAL STATEMENTS	F-1
LB CENTER, INC. INDEX TO FINANCIAL STATEMENTS	F-20

ABOUT THIS PROSPECTUS

Please read this prospectus carefully. It generally describes our business, financial condition and results of operations and the securities that are being offered by the selling security holders named in this prospectus. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You must not rely on any unauthorized information or representation. The selling security holders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of the document, regardless of the time the prospectus is delivered or any common stock is sold.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus. Unless the context otherwise requires, the terms the "Company," "we," "us" and “our” refer to Berman Center, Inc., a Delaware corporation.

The Company

We are a multimedia enterprise specializing in women’s health, active across the domains of radio, television, and print media, including books, magazines and newspapers. Dr. Laura Berman is a premier name in women’s sexual health, a leading researcher in the field and has created a multi-faceted platform for reaching out to consumers in a variety of settings, including the entertainment medium, product sales, medical services and online subscription services.

Our Chicago location is housed in a state-of-the-art facility, comprising approximately 10,000 square feet and located in downtown Chicago near Northwestern Memorial Hospital and the Magnificent Mile shopping district. Our clinical staff works to improve every patient’s quality of life, health and relationships. We operate a full-scale hormonal management clinic, counseling center and sexual function testing center, marketed through a diversified media platform based on Dr. Laura Berman’s reputation as a female sexual health and relationship expert. We anticipate entering the on-line dating market and the home video market in addition to supplementing our current efforts in publishing, continuing medical education courses and medical research. We also intend to open additional clinics in other large cities and suburbs.

Corporate Information

We are incorporated in the State of Delaware. Our principal executive offices are located at 211 East Ontario, Suite 800, Chicago, Illinois 60611 and our telephone number is (312) 255-8088. Our shares of common stock are quoted in the Pink Sheets under the symbol "LBCT."

Company History

We were incorporated in October 1989 under the laws of the State of Georgia under the name William E. York, Inc. for the purpose of acquiring Bio-Dyne Corporation, a Georgia corporation formed in 1986 ("Bio-Dyne") and ECBB Body Building, Ltd., a New York corporation formed in 1979 ("ECBB"), which collectively manufactured, marketed and distributed multi-station home gyms, exercise machines, weight benches and specialty free weight equipment.

In November 1989, we acquired all of the issued and outstanding shares of capital stock of Bio-Dyne and ECBB. Following the closing of the transaction, Bio-Dyne was formally dissolved and a Certificate of Dissolution of ECBB was filed with the Department of State of New York. Thereafter, we used the trade name Bio-Dyne and in January 1991, changed our name from William E. York, Inc. to Bio-Dyne Corporation. We ceased active operations after the filing of bankruptcy in December 1997. On January 18, 2005, we changed our name to No Good TV, Inc. and our shares were subsequently quoted in the Pink Sheets under the symbol “NTVN.” In May 2005, we changed our name to LB Center, Inc.

On June 3, 2005, we entered into an Agreement and Plan of Merger with Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.), a privately held Delaware corporation (“BHM”), pursuant to which the stockholders of BHM acquired approximately 87% of our issued and outstanding common stock through a merger transaction, with our existing stockholders continuing to own the remaining 13% of our issued and outstanding common stock after the merger. The merger was consummated through the merger of our wholly-owned subsidiary, LBC MergerSub, Inc., a Nevada corporation, with and into BHM, with BHM being the surviving corporation. The merger was intended to be a "tax-free" reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result of the merger, BHM became a wholly-owned subsidiary of the Company.

BHM was formed on January 16, 2003 and operated as a privately held Delaware limited liability company under the name Berman Center LLC until June 2, 2005, when it reorganized into corporate form under the name “The Berman Center, Inc.”, in accordance with the provisions of the Delaware Limited Liability Company Act. On June 20, 2005, we changed the name of The Berman Center, Inc. to Berman Health and Media, Inc.

The members of our Board of Directors now consist of Samuel P. Chapman, Laura A.C. Berman, Allan Charles, Alger Chapman, Stuart Cornew, Jan Fawcett, Robert Goodmen and Michael Romano. Samuel P. Chapman now is our Chairman and Chief Executive Officer and Laura A.C. Berman is our President.

Recent Developments

Immediately after the merger, we reincorporated from the State of Georgia to the State of Delaware and changed our name from LB Center, Inc. to Berman Center, Inc.

Following the merger, shares of our common stock are quoted under the symbol “LBCT” in the Pink Sheets.

In May 2005, BHM began offering for sale through Hunter World Markets, Inc. on a “best efforts” basis units of its common stock and warrants (the “Units”), each consisting of (i) two shares of its common stock, (ii) one three-year warrant exercisable into one share of its common stock at an exercise price of $1.05 and (iii) one three year warrant exercisable into one share of its common stock at an exercise price of $1.575. The price per Unit was $1.05. On June 16, 2005, 2,952,381 Units were sold to certain of the selling security holders.

The Offering

Common stock offered by selling security holders	22,615,007 shares(1)
Common stock outstanding	31,795,415 shares (2)
Use of proceeds	We will not receive any proceeds from the sale of the common stock, except for funds from the exercise of warrants by certain of the selling security holders, if and when exercised.
Risk factors	See the “Risk Factors” section and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Pink Sheets Symbol	“LBCT”

(1) Represents 12,023,922 shares of our outstanding common stock held by the selling security holders and 10,591,085 shares of our common stock underlying warrants that were issued or are issuable to certain of the selling security holders.

(2) The number of shares of our common stock outstanding as of June 16, 2005 excludes 10,591,085 shares of our common stock issuable upon exercise of outstanding warrants and 314,230 shares of our common stock issuable upon exercise of outstanding stock options.

Summary Financial Information

The following summary financial information of Berman Center, Inc. has been derived from the financial statements that are included elsewhere in this prospectus. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere in this prospectus.

Balance Sheet data as of December 31, 2004 and March 31, 2005:

	December 31,	March 31,
	2004	2005 (unaudited)
Cash	$242,435	$34,980
Receivables	$3,100	$3,000
Inventory	$7,647	$8,301
Prepaid Expenses	$12,500	$34,157

Total Assets	$874,901	$657,228

Total Current Liabilities	$364,065	$356,897

Total Stockholders Equity	$510,836	$300,331

Statement of Operations data as of March 31, 2004 and March 31, 2005:

	For the Period Ending
	March 31,	March 31,
	2004 (unaudited)	2005 (unaudited)
Revenue - Clinic	$55,689	$104,496
- Radio	$0	$50,000
Total Revenue	$55,689	$154,496

Cost of services	$186,553	$98,227

Gross Margin / (Loss)	$(130,863)	$56,269

Selling, general & administrative expenses	$470,191	$403,516

Net Loss	$(601,054)	$(347,247)

Where You Can Find More Information

For more information on the Company or any information contained in this prospectus, please contact:

Corporate Secretary
Berman Center, Inc.
211 East Ontario
Suite 800
Chicago, Illinois 60611
(312) 255-8088

This prospectus is part of a registration statement on Form SB-2 we filed with the Securities and Exchange Commission. You should rely only on the information provided in this prospectus and the registration statement. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We have a history of losses and we anticipate that our expenses will dramatically increase as we execute our business plan. Thus, we will likely experience continued losses in the near future, may not be able to continue as a going concern, and may not ever achieve or maintain profitability.

Berman Health and Media, Inc. has incurred significant losses since its inception in January 2003. In addition, we anticipate that our expenses will dramatically increase as we prepare to leverage our media platform to exploit opportunities in the female sexual medicine industry. If our revenues grow more slowly than anticipated or if our operating expenses exceed expectations, we will continue to operate at a loss, may not be able to continue as a going concern and may not be able to achieve or consistently maintain profitability.

In addition, our independent registered public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended December 31, 2004 relative to our ability to continue as a going concern. Our ability to obtain additional funding in year 2005 and thereafter will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our historical financial information does not reflect our current primary business strategy for achieving revenue growth.

Historically, Berman Health and Media, Inc. has derived the substantial majority of its revenues from clinic patients. We anticipate that media and product revenue from licensing our products and services that we plan to develop will constitute an increasing portion of our revenues. Accordingly, historical financial information should not be construed as the basis from which to judge our future operations.

We are dependent upon one person, Dr. Laura Berman, for achieving revenue growth. The loss of services of Dr. Berman would result in significant financial loss for us.

We are uniquely dependent on one individual, Dr. Laura Berman, for our reputation and branding. Dr. Berman’s talents, efforts, personality and leadership have been, and continue to be critical to our success. The diminution or loss of services of Dr. Berman, and any negative market or industry perception arising from that diminution or loss, could have a material adverse effect on our business and the various business lines functioning at our company. We have an exclusive, royalty-free license from Dr. Berman with respect to her name, likeness, image and voice for use in our business. If we were to terminate Dr. Berman’s employment without cause or if Dr. Berman were to terminate her employment for good reason, the license would cease to be exclusive. In addition, under this circumstance, Dr. Berman could compete against us and we would have to pay Dr. Berman royalties on revenues relating to her name. If Dr. Berman were to compete with us or if we were to lose our right to use this intellectual property, our business would be materially adversely affected.

In addition, our business would be adversely affected if Dr. Berman’s public image or reputation were tarnished. Dr. Berman, as well as her name, her image and the intellectual property rights relating to these, are integral to our marketing efforts and form a significant portion of our brand name. Our success and the value of our brand depend in large part on the reputation of Dr. Berman.

The market for female sexual health products and services is at an early stage and if market demand does not develop, we may not achieve or sustain revenue growth.

The market for our products and services is at an early stage. If we and our licensees are unable to develop demand for our products and services, we may not achieve or sustain revenue growth. We cannot accurately predict the growth of the markets for these products and services, the timing of product and service introductions or the timing of acceptance of them.

Even if our and our licensees’ products and services are ultimately adopted, widespread adoption may take a long time to occur. The timing and amount of royalties and product sales that we receive will depend on whether the products and services marketed achieve widespread adoption, and, if so, how rapidly that adoption occurs. We expect to pursue extensive and expensive marketing and sales efforts to educate prospective institutions about the uses and benefits of our products and services. If these institutions are unwilling to budget for such products and services or reduce their budgets as a result of an economic slowdown, cost-containment pressures or other factors, we may not be able to achieve widespread adoption of our products and services at a satisfactory rate. If we are unable to increase sales of our products and services, our business, financial condition and results of operations may be adversely affected.

If we fail to protect and enforce our intellectual property rights or if licensors who license intellectual property rights to us fail to protect and enforce such licensors’ intellectual property rights, our ability to license our technologies and to generate revenues would be impaired.

Our business depends in part on generating revenues by licensing our intellectual property and by selling products and services that incorporate our specialty. If we or our licensees fail to protect our intellectual property rights or our right to use our intellectual property is materially impaired, then our ability to generate revenues by licensing our intellectual property would be impaired.

We might be unable to recruit or retain necessary personnel, which could slow the development and deployment of our products and services.

Our future success and ability to sustain our revenue growth depend upon the continued service of our executive officers, and other key personnel and upon hiring additional key personnel and staff for the clinic. Competition for these individuals is intense and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. The loss of services of our executive officers and other key personnel and the failure to successfully attract, assimilate or retain sufficiently qualified personnel could harm the business and our ability to achieve or maintain profitability.

We project rapid growth and change in our business and our failure to successfully manage this change could harm our business.

Any future periods of rapid growth may place significant strains on our managerial, financial and other resources. The rate of any future expansion, in combination with our diverse products and services, may demand an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs as well as the needs of our licensees.

Product liability claims could expose us to losses and could be time-consuming and costly to defend.

Claims that consumer products have flaws or other defects that lead to personal or other injury are possible, in particular for the Berman Center Intimate Accessories Collection. Berman Health and Media, Inc. has not experienced any product liability claims to date. Although we seek to limit our exposure to product liability claims by using certain provisions in licensing agreements and through our manufacturer’s, California Exotic Novelties, liability insurance, existing or future laws or unfavorable judicial decisions could limit or invalidate such provisions. If products sold by us or by our licensees cause personal injury, financial loss or other injury to our or our licensees’ customers, the customers, or our licensees, may seek damages or other recovery from us. These claims would be time-consuming and expensive to defend, distracting to management and could result in substantial damages to us. In addition, the assertion of these claims, even if unsuccessful, could damage our reputation or that of our licensees or their products. This damage could limit the market for our products and services and harm our business, financial condition and results of operations.

We may become involved in costly and time consuming litigation over malpractice or violation of Stark Laws.

Hormone therapy has demonstrated risks, as found by the recent cessation of the Women’s Health Initiative launched by the National Institutes of Health in the United States. While full information and medical disclaimers are signed by all patients of the Company’s clinic, there is a risk that hormone therapy will be perceived to have some link to other illness and would generate potential liability for the clinic and its practitioners.

The medical portion of our affiliated businesses is subject to the Stark Laws in the United States regarding revenues and referrals. The Stark Laws generally apply to physicians who refer Medicare and Medicaid patients for specific services to entities with which they (or an immediate family member) have a financial relationship. There is the possibility that we will at some time be ruled in violation of the Stark Laws, which would have an adverse economic impact on us. Referrals and claims that violate the Stark Laws are each punishable by a $15,000 civil money penalty, any claim paid as the result of an improper referral is an overpayment, and circumvention schemes are punishable by a $100,000 civil money penalty.

The medical portion of the business must be separated into a separate entity known as a professional corporation. We must maintain an appropriate arms-length relationship with various professional corporations that function around the Company (i.e., the practice). The Company is not licensed to practice medicine, but may be subject to review by the licensing boards in the state of Illinois. While the majority of clinic revenue is not derived from medical services, there is a risk that our relationships with medical professionals will be viewed as improperly maintained and that we will be found to be in violation of the corporate medicine doctrine.

Malpractice insurance maintained at the professional corporation level or the clinician level may not successfully cover the corporate entity and though the Company itself is not engaged in the practice of corporate medicine, it may be named in any potential malpractice suits, as well.

The Company and our officers, directors and employees have limited experience in marketing, licensing and selling the products and services offered by our clinic, have no experience in the online dating industry and may not be able to operate the business effectively.

The Company and our officers, directors and employees have limited experience in marketing, licensing and selling the products and services offered by our clinic, in operating and managing the clinic and in developing products and services related to the female sexual medicine industry. In addition, offering and developing an online dating site is a substantial departure from our current business of offering product development and services related to the female sexual medicine industry. The Company and our officers, directors and employees have no experience in developing, producing, pricing, marketing, selling or distributing online dating products and services and we will rely on our ability to employ persons that have such experience to carry out our business strategy with respect to developing an online dating site and the other areas of our business. Because of our inexperience in these areas, we may not be effective in achieving success that may otherwise be attainable by more experience.

Legislative actions, higher insurance cost and potential new accounting pronouncements are likely to impact our future financial position and results of operations.

There may potentially be new accounting pronouncements or regulatory rulings which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs. In addition, insurers are likely to increase premiums as a result of high claims rates, which we expect will increase our premiums for insurance policies. Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Changes in general economic conditions, especially interest rates and business cycles, may significantly affect our income and revenues.

Any substantial deterioration in general political or economic conditions, particularly in the United States, may adversely affect our financial performance. The terrorist attacks that took place in the United States on September 11, 2001, along with the U.S. military campaign against terrorism in Iraq, Afghanistan and elsewhere and continued violence in the Middle East have created many economic and political uncertainties, some of which may materially harm demand for our products and services and our business and revenues. The long-term effects of these events on our industry, the market for our products and the U.S. economy as a whole are uncertain. The consequences of any additional terrorist attacks, or any expanded-armed conflicts are unpredictable, and we may not be able to foresee these events that could have an adverse effect on our markets or business.

We may become involved in costly and time consuming litigation over misused or misinterpreted advice.

A portion of our media, from radio to television to books and columns, focuses on giving advice in the therapeutic and medical realms. In delivering such advice, there is risk it will be improperly followed or improperly blamed for damage that a listener, viewer or reader may have suffered, and consequently we could be subject to lawsuits on that basis. The negative publicity resulting from filing of any such lawsuit could adversely affect our marketing efforts. In addition, it is possible that our financial resources would be insufficient to satisfy the alleged claims in any lawsuit.

We may become involved in costly and time consuming litigation over clinical trials conducted at the Berman Center.

Clinical trials conducted at the Berman Center carry with them inherent risk because of the experimentation on human subjects. While independent review board (IRB) approvals will be achieved before any clinical trial testing is done, the risk of litigation and malpractice claims is present.

If our television shows fail to maintain a sufficient audience and if adverse trends develop in the television production business generally, that business could become unprofitable.

Our television production business generates a growing portion of our revenues, but is subject to a number of uncertainties. Television production is a speculative business because revenues and income derived from television depend primarily on the continued acceptance of that programming from the public, which is difficult to predict. Public acceptance of particular programming is dependent upon, among other things, the content and quality of that programming, the strength of stations on which that programming is broadcast, promotion of that programming, the quality and acceptance of competing television programming and other sources of entertainment and information.

While Showtime Networks has approved the pilot for A More Perfect Union, it is not obliged to continue with the first season as a series. Showtime Networks is in the process of reviewing the pilot in order to determine if it will proceed with a 10-episode series. If Showtime Networks accepts the series, it will be under prearranged terms negotiated at the time of the pilot agreement.

In addition, television revenues and income may also be affected by a number of factors beyond our control. These factors include a general decline in broadcast television viewers, pricing pressure in the television advertising industry, strength of the stations on which our programming is broadcast, general economic conditions, availability of other forms of entertainment and leisure time activities and other factors. All of these factors may quickly change and these factors cannot be predicted with certainty. Accordingly, if these changes were to occur, the revenues we generate and anticipate generating from television programming could decline.

We are reliant upon outside production companies to produce a successful television product, and we may not be able to control the final output.

The nature of the entertainment business is such that we, to the extent that we are not in charge of production, are not necessarily in charge of the quality of the final output. Success of the entertainment product is contingent upon working with producers who provide quality services. We are reliant upon different production companies to produce a successful product; and those production companies may not succeed on any given project. Due to factors beyond our control, some of the media projects may not succeed in producing long-term revenue.

Future acquisitions might dilute stockholder value, divert management attention or cause integration problems.

As part of our business strategy, we might in the future acquire, businesses or intellectual property that we feel could complement our business, enhance our products and services or increase our intellectual property portfolio. If we consummate acquisitions through an exchange of our securities, our stockholders could suffer significant dilution. Acquisitions could create risks for us, including:

•	unanticipated costs associated with the acquisitions;
•	use of substantial portions of our available cash to consummate the acquisitions;
•	diversion of management’s attention from other business concerns; and
•	difficulties in assimilation of acquired personnel or operations.

Any future acquisition, even if successfully completed, might not generate any additional revenue or provide any benefit to our business.

We anticipate raising additional capital in the future.

We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to carry out our business strategy. We cannot be certain that any financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to expand our business. Additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

Our executive officers, directors and major stockholders have significant control over us, which may lead to conflicts with other stockholders over corporate governance matters.

Our current directors, officers and more than 10% stockholders, as a group, own approximately 49.53% of our outstanding common stock prior to the exercise of any outstanding warrants and stock options. Acting together, these stockholders would be able to significantly influence all matters that our stockholders vote upon, including the election of directors, approvals of acquisitions and financing and other transactions.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting at such time may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for you. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the merger.

There can be no assurance that any of the anticipated benefits of the recent merger of the Company and Berman Health and Media, Inc. will be realized. In addition, the attention and effort devoted to consummating and achieving the benefits of the merger could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of a company’s internal control over financial reporting, and attestation of its assessment by the company’s independent registered public accountants. On March 2, 2005, the SEC extended the compliance dates for non-accelerated filers, as defined by the SEC, by one year. Accordingly, we believe that this requirement will eventually be applicable to us. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and Nasdaq are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to implement all of these governance measures. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

There is no assurance of an established public trading market for our securities

Although our common stock is quoted in the Pink Sheets, a regular trading market for the securities may not be sustained in the future. Quotes for stocks listed in the Pink Sheets are not listed in the financial sections of newspapers and newspapers generally have very little coverage of stocks quoted solely in the Pink Sheets. Accordingly, prices for and coverage of securities quoted solely in the Pink Sheets may be difficult to obtain. In addition, stock quoted solely in the Pink Sheets tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on the NYSE, AMEX or NASQAQ exchanges. All of these factors may cause holders of our common stock to be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of the Company after the merger with Berman Health and Media, Inc. and the women’s sexual health industry generally; and

•	general economic and other national conditions.

Provisions of our certificate of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our stockholders.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our stock in the public marketplace could reduce the price of our common stock.

Substantial sales of our common stock in the public market, or the perception that such sales could occur, could result in the drop in the market price of our securities and make it more difficult for us to complete future equity financings on acceptable terms, if at all, by introducing a large number of sellers to the market. From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. In addition, Berman Health and Media, Inc. recently completed a private placement, whereby they granted the investors in the private placement certain registration rights with respect to the shares of common stock underlying their securities. Those securities are included in the securities being offered in this prospectus. Hunter World Markets, Inc. may also, in its sole discretion, permit certain of our current stockholders who are subject to contractual lock-up agreements to sell shares prior to the expiration of their lock-up agreements. We cannot estimate the number of shares of common stock that may actually be resold in the public market because this will depend on the market price for our common stock, the individual circumstances of the sellers and other factors. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

Our common stock is considered to be a “penny stock.”

Our common stock is considered to be a "penny stock" as it meets one or more of the following definitions. A stock is generally considered to be a penny stock if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future.

We do not plan to pay cash dividends on our stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the plans and objectives of management for the business, operations, and economic performance of Berman Center, Inc. (the "Company" "we" and "us"). These forward-looking statements generally can be identified by the context of the statements or the use of words such as the “Company” or its management "believes," "anticipates," "intends," "expects," "plans" or words of similar meaning. Similarly, statements that describe our future operating performance, financial results, plans, objectives, strategies, or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond our control. Accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	Our history of losses and expected increase in expenses;

•	Our dependence upon Dr. Laura Berman;

•	The market for female sexual health products and services which is at an early stage;

•	Our ability to recruit and retain qualified personnel;

•	Our exposure to product liability claims;

•	Our exposure to litigation over malpractice or violation of Stark Laws;

•	The limited experience of our officers, directors and employees in marketing, licensing and selling our products and services;

•	The uncertainty of an established public trading market for our securities; and

•
The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,”“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guarantee that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling security holders, except for funds received from the exercise of warrants held by certain of the selling security holders, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

DILUTION

Since this offering is being made solely by the selling security holders and none of the proceeds will be paid to us (except for funds received from the exercise of warrants held by certain of the selling security holders, if and when exercised), our net tangible book value per share will not be affected by this offering.

SELLING SECURITY HOLDERS

On June 16, 2005, there were approximately 66 holders of record of our common stock. On June 21, 2005, the closing bid price for our common stock in the Pink Sheets was $2.00 per share.

This prospectus relates to the resale from time to time of up to a total of 22,615,007 shares of common stock by the selling security holders, comprising 12,023,922 shares of common stock currently owned by the selling security holders and 10,591,085 shares of common stock underlying warrants that were issued or are issuable to certain of the selling security holders pursuant to transactions exempt from the registration requirements under the Securities Act of 1933, as amended.

The following table provides as of June 16, 2005, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

•	The name of each selling security holder;
•	The number of shares owned by each selling security holder prior to this offering;
•	The total number of shares that are to be offered for each selling security holder;
•	The total number of shares that will be owned by each selling security holder upon completion of the offering; and
•	The percentage of common stock to be owned by each selling security holder after the offering is complete.

Name of Selling Security holder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Offered For Sale	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Hunter World Markets, Inc.	1,475,181	1,475,181	0	0
European Catalyst Fund	4,388,572	4,388,572	0	0
Christopher Baker	585,143	585,143	0	0
Absolute Return Europe Fund	4,388,569	4,388,569	0	0
Loman International SA	503,600	503,600	0	0
Corporate Advisors Group	5,388,572	5,388,572	0	0
Peter Ondrousek	4,788,570	4,788,570	0	0
IKZA Holding Corp.	76,800	76,800	0	0
Todd Ficeto	1,000,000	1,000,000	0	0
Hunter Ficeto	10,000	10,000	0	0
Natalia Ficeto	10,000	10,000	0	0

The term “selling security holders” also includes any transferees, pledges, donees, or other successors in interest to the selling security holders named in the table above. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. In addition, the table above assumes that the selling security holders will not sell shares of common stock not being offered through this prospectus and will not purchase additional shares of common stock and warrants. The columns describing the shares owned and percentage owned upon completion of this offering assume that all shares offered will be sold.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are no agreements or understandings with respect to the sale of any of the common stock, no accurate estimate can be given as to the number of shares of common stock or the percentage of common stock owned after this offering. If all of the shares of common stock are sold, the selling shareholders will not own any securities after this offering.

Hunter World Markets, Inc. (“HWM”), our former controlling stockholder and a selling security holder, served as the placement agent in connection with Berman Health and Media, Inc.’s closing of a private placement of $3,100,000 on June 16, 2005. We have assumed certain warrants issued in that closing. In addition, Todd Ficeto is the President of HWM, and was our chief executive officer and sole director prior to the merger with Berman Health and Media, Inc.

We will not receive any of the proceeds from the sale of the shares by the selling security holders, except for funds received upon exercise of the warrants. We have agreed to bear expenses incurred by the selling security holders that relate to the registration of the shares being offered and sold by the selling security holders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The selling security holders have not informed us of how they plan to sell their shares. The selling security holders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the date of this prospectus;

• broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

• any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify certain of the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

BUSINESS

Business Overview

We are a multimedia enterprise specializing in women’s health, active across the domains of radio, television, and print media, including books, magazines and newspapers. Dr. Laura Berman is a premier name in women’s sexual health, a leading researcher in the field and has created a multi-faceted platform for reaching out to consumers in a variety of settings, including the entertainment medium, product sales, medical services and online subscription opportunities that our management team is in the process of capitalizing on. We have already accomplished producing our own radio show, a weekly column in the Chicago Sun-Times, and a monthly column in Ladies Home Journal and ad-hoc contributions to the USA Today opinion page. Dr. Berman is also a correspondent for Good Morning America on ABC, the star of her own reality television show, A More Perfect Union, for which the pilot episode is currently being produced for Showtime Network, the host of a recent Lifetime Network television special entitled Secrets of the Sexually Satisfied Woman and Co-host of Berman & Berman on Discovery Health Channel.

Dr. Berman is the author of three books: For Women Only: A Revolutionary Guide to Overcoming Sexual Dysfunction and Reclaiming Your Sex Life, a New York Times Best Seller; The Secrets of the Sexually Satisfied Woman, recently released; and Passion Prescription, which she recently completed and has been accepted by her publisher, Hyperion. Dr. Berman is a source for a wide range of media outlets. Dr. Berman has appeared in a wide variety of magazines, newspapers, television and radio shows, including Oprah, CNN, Good Morning America, New York Times, Wall Street Journal, Fortune Magazine, Cosmopolitan, Marie Claire, Fitness, Redbook, and Ladies Home Journal. She also is featured in publications and television programs internationally.

Our Chicago location is housed in a state-of-the-art facility, comprising approximately 10,000 square feet and located in downtown Chicago near Northwestern Memorial Hospital and the Magnificent Mile shopping district. Soothing colors and a clean, spa-like decor make the clinic an inviting facility for on-camera use. The clinic also serves as a tranquil, therapeutic environment, where the clinical staff works to improve every patient’s quality of life, health and relationships. The clinic is a full-scale hormonal management clinic, counseling center and sexual function testing center, marketed through a diversified media platform based on Dr. Berman’s reputation as a female sexual health and relationship expert.

As a well known and trusted brand in women’s sexual health and well-being, we are set to capitalize on a market opportunity by helping women genuinely improve their lives and enhance their relationships. Our treatment for female sexual dysfunction employs a holistic approach. The clinic offers a full line of services to women with sexual dysfunction, addressing the physical, psychological and relationship challenges that they may face. Recent technology measures sexual response, genital blood flow and pelvic floor health. A psychosexual evaluation assesses emotional health, relationship quality and patient history. Based on each woman’s needs, individualized treatment plans may include: medical intervention (e.g., hormone therapy, topical creams, Viagra), individual or couples therapy, and educational recommendations.

In keeping with a holistic philosophy, our Menopause Program consists of four components of menopause management: customized bio-identical hormone therapy, nutrition, talk therapy and fitness. Yoga and Pilates promote pelvic floor fitness and teach stress management. In addition to medical and physical interventions, a psychosexual evaluation assesses current symptoms, relationship quality and patient history, with individual or couples therapy prescribed as needed to complement medical treatment.

Many women have been thrown into crisis with few options for easing the symptoms of menopause. We believe that there is a lack of information around the effectiveness of commercial hormone therapy and the factual risks it poses to women’s health. We fill this need by offering an alternative known as bio-identical hormone therapy. Bio-identical hormones are identical to the body’s own chemistry and are customized to each woman’s needs. Unlike commercial hormone therapy, bio-identical hormones are constantly regulated to deliver the lowest level of hormones required to relieve symptoms. The use of bio-identical hormone therapy is a natural treatment for menopausal complications, including hot flashes, sleep loss, female sexual dysfunction, mood swings, depression and night sweats.

We do not accept insurance, as the majority of the services provided are not covered by third party reimbursement. Our practitioners do not accept Medicare or Medicaid, thereby avoiding a wide variety of legal and financial risks. Collection of fees for services occurs at the time of visit.

Omnimedia Platform

Dr. Berman has a substantial media platform in television, radio and print, including newspapers, magazines and books. Access to so many channels for public awareness represents a substantial market opportunity. We believe that book publishing and radio syndication opportunities represent promising alternative revenue sources, and more importantly contribute to patient awareness and marketing. We believe that electronic dating, home videos and product and literature sales represent other promising revenue streams. Healthcare delivery will be both supplemented and supported by all other lines of business.

A coordinated media strategy, including television, radio, print media, research, and authorship continues to bring existence of the clinic to the attention of many of women. Clinical trials and the latest research are conducted at the clinic in a for-profit setting. Dr. Berman has relationships with many companies that manufacture drugs in the sexual dysfunction realm and has been a lead investigator on key research in this arena, including that study on the effectiveness of Viagra in women. Both drug manufacturing and consumer products companies have engaged our company and Dr. Berman in an effort to develop research in the arena of female sexual health.

Books and Publishing

Dr. Berman is a best-selling author. Her first book, For Women Only: A Revolutionary Guide to Reclaiming Your Sex Life achieved a top ranking on the New York Times Best Seller’s List when it was released in 2001, and is now available in paperback. Her second book, Secrets of the Sexually Satisfied Woman, was just promoted in a nationwide multimedia tour. A third book, Passion Prescription, has been completed and is slated for release in January 2006.

The future advances and back-end profits on any books written in conjunction with Dr. Berman will become our property as part of Dr. Berman’s employment contract with our company. A variety of other books are planned, with each book targeting a different facet of female health and relationships. In addition to being a profit center, we believe that publishing will keep Dr. Berman and our name connected to our patients in an intimate way and will serve as a substantial marketing vehicle in addition to enhancing the clinic’s medical reputation.

Newspaper and Magazine Columns

Dr. Berman currently publishes columns in the Chicago Sun-Times, USA Today and Ladies Home Journal. The columns provide consistent, highly credible and free branding across its targeted consumer base. Dr. Berman’s weekly Chicago Sun-Times column, “The Language of Love,” takes an entertaining, light-hearted approach to relationships and sex. The 500-word column is meant to be insightful, but accessible for the Monday-morning commuter to read. The column is also featured online at www.suntimes.com, with an archive of columns from the previous six weeks. A monthly Ladies Home Journal column presents Dr. Berman’s answers to real women’s questions. The advice format delivers useful information that every woman can relate to for herself or her relationship. USA Today is the nation’s largest circulated newspaper. Dr. Berman contributes to the publication’s opinion page, “The Forum,” with cutting-edge, new-thinking opinion pieces that engage Dr. Berman in timely discussions of sexual health controversies.

Reality Shows

Dr. Berman recently finished taping the pilot episode for A More Perfect Union, a show designed to help couples have a better relationship and sex life. The show follows three couples through an intensive week of relationship therapy designed to enhance their intimacy, connection and communication. Cameras capture the couples in sessions with Dr. Berman at the clinic, on therapeutic dates around the city of Chicago and at home completing intimate “homework” assignments each night. The audience watches couples go from conflict to resolution and increased intimacy, for a reality show that is truly uplifting.

The reality television show is being supported by a high caliber team of professionals, including the critically acclaimed Gantz Brothers—directors and producers of HBO’s Taxicab Confessions. The Emmy award-winning Gantz Brothers are well known for capturing provocative and highly entertaining real-life situations through their discrete, hidden cameras. The show is expected to air in the fourth quarter of 2005 and will provide substantial visibility to us and Dr. Berman.

Radio

Dr. Berman hosts a weekly syndicated radio show that currently airs across the United States. Through a call-in format, The Dr. Laura Berman Show explores women’s sexual health and relationship issues, with caller-selected topics. The two-hour show features Dr. Berman speaking one-on-one with women about topical concerns and questions, as well as celebrity guest experts who specialize in the field. Dr. Berman’s radio show began in the third quarter of 2004 in Chicago, the nation’s third largest market on WCKG-FM. The show has since expanded to 7 markets including the largest satellite radio network. The show is currently produced and distributed by Matrix Media in Chicago, Illinois, which also houses the recording studio.

Internet Initiatives

We see an opportunity to create and grow an online dating business built around Dr. Berman and her intellectual property. The site would be designed to be of special interest to women looking for more than the usual unsatisfying online dating experience. We plan to design and implement the Berman dating site in cooperation with an existing online dating partner so that we will not have to recreate the technological foundation for the business. The site will provide a self-help environment to improve self image and confidence of its members, featuring books and articles written by Dr. Berman designed to improve quality of life. Online diagnosis templates and treatment suggestions for problems such as depression, anxiety, and other common conditions that prevent people from being successful in their romantic lives.

From dating coaching to medical and mental health referrals, our dating site will be a source of information and networking to form new relationships and to build self-confidence. Online group discussions will create a community support group for members and contribute to social interaction on the site.

Psychological profiling created by Dr. Berman will be used as the “secret formula” for making the successful match at our site. Profiles will be used to find compatible dating partners and to weed out undesirable candidates. The site will communicate the message that Dr. Berman has clinical experience with thousands of women and knows what they want romantically. That knowledge will be incorporated into the selection process to assure the best possible match. Products and books by Dr. Berman will be available online and members will receive a continuous stream of new information in their particular areas of interest or concern. The self-help component will be targeted at both men and women and will focus on mental health, relationships, and sexuality.

Online dating is a growing segment of the e-commerce market and has relatively low barriers to entry. Online dating websites often struggle with generating enough paying women users. Dr. Berman’s online dating site will attempt to remedy that problem through trusted name-recognition among women and with an emphasis on relationships, instead of casual dating. Attracting a large female base will help drive male participation. Our dating site will also be a venue for sales of related products in addition to Dr. Berman’s intellectual property.

We currently operate our website at www.bermancenter.com, and provide the content for the website of the Network for Excellence in Women’s Sexual Health (“NEWSHE”) at www.newshe.com. Dr. Berman is the director of NEWSHE which is owned by Dr. Berman and several other colleagues. It is anticipated that we will purchase the site in the near future.

Instructional DVDs

We intend to produce a new series of DVDs hosted by Dr. Berman. The Endless Passion Series will help women and couples deal with issues of intimacy and sexuality throughout their lifetime. From cutting-edge medical and therapeutic advice to usable tips for the bedroom, viewers will receive life-changing information in an easy-to-use format. Hallmarks of the series will include:

•	Situations featuring real women and couples sharing important issues;
•	Storylines men and women can identify with, presented at an exciting pace;
•	Usable, practical advice from Dr. Berman; and
•	Medical and anatomical information displayed using state-of-the-art technology and graphics.

Key Business Relationships

Key partners involved in our company and Dr. Berman’s media career include her book agency International Creative Management (ICM), her talent agency, United Talent Agency (UTA) and her public relations firm, Caffeine Communications. In addition, Northwestern Memorial Hospital and Meeting Achievements produces our continuing medical education courses.

Corporate Relationships

Corporate interests fund our research studies, underwrite publishing projects and pay for satellite media tours to announce research, thereby getting our name in the press. We have turned corporate funded research into books and other publications, enhancing our reputation as a thought leader in menopause management and female sexual medicine. Our corporate partners seek to advertise across the Dr. Laura Berman media platform to tap into her loyal, robust clientele and fan-base to sell their products and services. The omnimedia concept is successfully integrated into our advertising sales channels and business model.

Dr. Berman has relationships with several major drug company and a variety of consumer product companies, including Bayer, Johnson & Johnson, Vivus, Quality Life Pharmaceutical, Pharmacia, Next Med, Eli Lily, Pfizer, Dechuttes Medical, Nastech, Inspire Pharmaceutical, Proctor & Gamble, C.B. Fleet, Summer’s Eve, Drugstore.com, and Seasonale.

The Clinic Process

During many years in full-time academic medicine and research, Dr. Berman had a range of unique opportunities to explore and develop a multi-disciplinary plan for treating sexual dysfunction in women. Our clinical model is a culmination of the past five years of Dr. Berman’s work and is an expression of what she has learned is the ideal method of treating female sexual dysfunction. An extensive initial work-up of each new patient delivers a complete diagnosis from up to five different clinicians utilizing trusted therapeutic techniques and the latest medical devices. A beautiful, spa-like environment is designed to be comfortable and inviting.

For each patient visiting the clinic, the experience is far removed from the typical doctor’s visit. Upon entering the clinic, the patient is directed to the waiting room or the Resource Library, whichever she prefers, as she completes her questionnaires, which are sent home to each patient prior to her visit. The questionnaires cover demographics, but are also part of the assessment for psychological factors impacting on sexual function; a depression inventory, a general stress scale, a sexual function scale, a relationship satisfaction scale, a body-image scale, and a genital self-image scale. The therapist is able to review the questionnaires before interviewing the patient. This way she can be aware of any important red flags that may need to be attended to during the evaluation.

Psychosexual Evaluation

Every new patient who comes to the clinic undergoes a Psychosexual Evaluation with a trained sex therapist. Upon reviewing the patient’s questionnaires, the therapist meets with the patient to get a sense of the scope and duration of the problems the patient has been having, how symptoms started, how she is managing individually and how her relationships have been impacted. A sex history is taken including the patient’s sexual development, sexual message received while growing up and history of abuse or trauma. The evaluation helps to engage the patient in the process, by reviewing the goals of the treatment, what is entailed in the medical evaluation and testing, and plans for moving forward.

Whenever possible, women are encouraged to bring their partners to the initial evaluation. The couples section of the history is intended to get a sense of the couple’s dynamics and the impact of the sexual issues on the relationship. Another goal of the couples’ piece is to educate the partner about the patient’s symptoms, and validate the impact the sexual dysfunction is having on him and the relationship.

When the evaluation is finished, the therapist has gained a sense of what the goals of psychosexual treatment should be (individual therapy, couples therapy, group therapy, supportive therapy or some combination thereof) and reviews them with the patient. While the patient is preparing for the next step of her evaluation, the medical exam, the therapist confers with the medical professional and patient concierge about the salient psychosexual issues and what her treatment goals are for the patient and her partner.

Medical Evaluation

Every new patient receives a medical evaluation to rule out physiological causes for her sexual function complaints. After the psychosexual history, patients meet with the medical practitioner for a medical and surgical history, which considers past surgeries, pelvic injuries, medical conditions, and medications which may be negatively impacting on her sexual function. A simple physical is performed including heart, lungs, ENT, breast exam, thyroid, and a brief genital exam to check for vulovaginal health, prolapse and evaluate Kegel muscle strength. Blood pressure is taken and the patient’s blood is drawn for a homopanal panel, which measures thyroid function, free and total Testosterone, and lipids, SHBG, ALT (liver function), which are the primary hormonal components of sexual function in women.

For female sexual dysfunction patients, there are two additional testing instruments designed to assess the physical sexual response. Women who come to the clinic for menopause management do not undergo these exams. The first is a blood flow measurement, using a Duplex Doppler Ultrasound (or laser sonogram), to measure blood flow to the genitals and surrounding tissue. The findings enable the medical practitioner to identify any occlusions that may be blocking the blood flow to the genital area and to determine if overall blood flow is adequate for baseline sexual function. The second test determines sensory thresholds to identify any nerve sensory impairment in the genital area, with a specialized device designed for this purpose. The medical practitioner is able to immediately review the results with the patient. While the patient is changing, the medical practitioner briefs the patient concierge on her findings and recommendations, with the exception of hormone recommendations which await test results.

Menopause management patients are administered a second measure of hormone levels, known as a saliva test. While most physicians routinely perform blood tests only, many experts agree that saliva testing may be more precise, since it offers a measure of bioavailable hormone levels, or the hormones that are not bound up in a woman’s cells and therefore available for her body to use. Sexual function, in particular, depends on this. Patients are sent home with a saliva-test kit, which they are instructed to complete during the appropriate time in their cycle. The results are used in conjunction with blood test results to determine the best bio-identical hormone regimen, customized to the patient’s individual needs. Women complete a second at-home saliva test six to eight weeks after beginning their prescribed hormone regimen to reassess levels. A follow-up visit with the nurse practitioner, either at the Center or over the phone, checks in with the patient about hormone levels and any other symptom changes, modifying the prescription if necessary.

Once she is finished, the patient meets with the patient concierge who discusses the current prescribed treatment plan. Treatment plans typically include ongoing individual, couples or group therapy as well as medical intervention, including medications, yoga and physical therapy. The patient concierge also provides tailored educational and sexual device/lubricant recommendations, depending on the woman’s needs. Necessary referrals are made for ongoing gynecological care, gynecological surgery, urologic ongoing care, and male sexual function evaluations. The patient is given the opportunity to have all of her questions answered and leaves with an individualized plan for addressing her sexual concerns.

The Treatments

Medical Treatment

Medications:

Depending on the diagnosis, medications that may be used to treat women include bio-identical hormones, vasodilators (like Viagra and others which enhance blood flow and therefore lubrication and sensation in women), SSRI’s or SNRI’s, sensation enhancing creams and gels, and lubricants.

Fitness:

Assessment and exercises for pelvic floor strength, as well as relaxation and stress management techniques. Our fitness expert will lead a series of classes focused on relaxation and flexibility, weight training for muscle maintenance, and exercises for pelvic floor restoration and strengthening.

Nutrition:

Review of overall exercise regimen and brief food diary, tailored, gradual diet recommendations that hit key health points.

Psychological Treatment:

If it is determined during the evaluation that the patient is suffering from an emotional issue (e.g. depression, anxiety, phobias) or has a history of sexual, emotional or physical abuse or trauma, she will undergo individual therapy on an ongoing basis with a trained psychotherapist. This may include general individual therapy, sex therapy or some combination of the two. General therapy is used when the patient is struggling with depression or anxiety or when a past history or trauma issue outside the relationship needs to be addressed. Sex therapy is used in combination with general therapy in cases of sexual abuse or trauma, and alone in cases of women who need education, guidance, or resolution of inhibitions that negatively impact on their sexual function. Sex therapy is all talk therapy, but behavioral in nature in that the emotional resistance to sexual activity is addressed and the patient is given homework assignments specific to her sexual complaints and psychological issues. The duration of therapy can range from several months to several years, depending on the nature of the issues being treated. Individual therapy will often be combined with couples therapy.

Couples Therapy:

If it is determined during the evaluation that there are some couples issues contributing to the sexual function complaint (e.g. hostility, lack of communication, even an emotional rift as a result of struggling with medically induced sexual problems), the patient will undergo couples therapy with her partner. This may include general couples therapy, couples sex therapy, or some combination of the two. General couples therapy would address communication styles, conflict resolution, or crisis intervention (when the couple is about to separate or is going through a crisis like an affair or serious illness). Couples sex therapy is typically combined with general couples therapy and consists of talk therapy where education and guidance are provided. Resistances to sexual activity are addressed and homework is given to the couple to enhance sexual receptivity, openness, communication and response. The duration of therapy can range from several months to several years, depending on the nature of the issues being treated.

Group Therapies and Programs:

Group therapies are very effective treatment and allow for billing up to twelve patients while utilizing just one therapist. In addition to four private talk therapy rooms, the clinic has two large group therapy rooms, a yoga room and a conference room, all of which can accommodate large patient groups in therapy. Directing treatment towards a group therapy model will help drive profit and build a sense of community with our patients. Studies on the effectiveness of group therapy have demonstrated a positive effect on women’s ability to cope with a medical condition, knowledge about that condition, stress levels associated with that condition, family functioning, quality of life, emotional growth, and even longevity.

Research and Clinical Trials

Our clinic strives to be a research center and think-tank for advancing the science of female sexuality and sexual dysfunction. Dr. Berman was one of the lead principle investigators in the first multi-center clinical trial, which found Viagra to be effective in women with arousal disorder. She consulted with Pfizer to design the protocol, and also spearheaded the team to train the sex therapists to carry out the eligibility screening at over twenty different sites. The findings of the study, published in the Journal of Sex and Marital Therapy, reported a statistically significant improvement in arousal, lubrication, sexual satisfaction and ease and facility for reaching orgasm with Viagra as compared to placebo. Ongoing clinical and scientific research projects continue to be carried out at the clinic many of which will be sponsored by different companies, with whom Dr. Berman consults or has relationships.

We generate revenue and brand equity by conducting selective research studies. We believe that the studies add credence to Dr. Berman’s professional reputation within the medical community and generate substantial media exposure. Interesting findings from the studies are tapped for television and radio appearances, as well as assorted newspaper and magazine features, with credit to Dr. Berman and/or our company.

It should be noted that all research is done based on real science and driven by patient needs. The commercial aspect of the financing and promotion of the research is not allowed to compromise the integrity or accuracy of the results. All research carried out at the clinic (both clinical trials and general research) is approved by a centralized internal review board (IRB) office for the protection of human subjects. Use of a centralized IRB to review and approve all research ensures its legitimacy and provides outside supervision of adherence to ethical guidelines.

Continuing Medical Education Courses

In September 2004, we hosted “Women’s Sexual Health State-of-the-Art Series” through Northwestern Memorial Hospital’s Continuing Medical Education Office. This meeting was targeted to a national group of health care professionals (nurses, therapists, physicians, etc) who were interested in, or currently treating female sexual function complaints. The course emphasized cutting-edge information on the evaluation, diagnosis, and treatment of female sexual function complaints, including pelvic pain, perimenopause and menopause, sexual challenges of special populations of women, and couples issues. The two day multi-disciplinary course will be held annually in Chicago, with the next scheduled for September 17-18, 2005. We have expanded the series to include meetings in Los Angeles in April of 2006 and in New York City in June of 2006.

We benefit greatly from our role as host of this educational series on many levels. First, it heightens exposure of the clinic among other professionals in the field. Secondly, it promotes the professional reputation of the clinic in the Northwestern Memorial community and well beyond by acting as a voice of authority in the science and cutting-edge research of female sexual dysfunction.

As our representatives, we believe our clinical staff will continue to grow its professional reputation by attending all major meetings in the field to present our research and network with other professionals. These include the American Association of Sex Educators and Therapists (AASECT), the Society for the Scientific Study of Sexuality (SSSS), the American Psychological Association (APA), the International Society for the Study of Women’s Sexual Health (ISSWSH), the American Urologic Association (AUA), and the American College of Obstetrics and Gynecologists (ACOG).

Growth Strategies

With respect to growth inside an individual market or city, we plan to move beyond one large downtown center, to open satellite centers in various cities and suburbs. The satellite centers would be wholly owned and managed by the existing team. The plan is to have talk therapy and physical therapy comprise the bulk of the revenue at the satellites. In Illinois, the most likely first satellite to open would be in the Northern suburbs such as Barrington and the Western suburbs such as Naperville. Other major cities are also under consideration for the first satellite locations such as New York and San Francisco. International locations in Europe and Asia will be considered for years three and four of the roll-out strategy.

Competition

Illinois

1. Loyola University Sexual Dysfunction Center, Chicago, IL
This program is organized under the direction of Loyola’s Department of Psychiatry and Behavioral Neurosciences and is directed by Dr. Domeena Renshaw, a sex therapist. Married couples and individuals with sexual problems are provided seven weeks of counseling, while single patients may receive individual therapy or instead attend a 6-week all female or all male counseling group. Patients are typically seen by a group of trainees who are under supervision by Dr. Renshaw and her staff. The short term therapy model does not allow for treating couples or individuals with significant emotional or relationship issues. There is no medical evaluation or ongoing treatment for sexual problems.

2. The Family Institute, Northwestern University, Evanston, IL
The Midwest’s largest center devoted to couples and family therapy, the professional staff is comprised of 30 therapists plus support staff. Thirteen of those therapists specialize in couples therapy, one, Bill Pinsoff, the president of the Institute, has a specialty in sex therapy. The rest of the staff specializes in anxiety disorders, family relationships, adolescents, eating disorders, etc. The center reports that they see more than 2,400 families, couples or individuals each year. While this program is well established and offers comprehensive psychological services, they only report one therapist who has a clinical interest in sex therapy and they offer no medical evaluation or treatment for sexual function complaints

3. Other Sex Therapists in the Chicago area (sex therapy only)
Richard Carroll, PhD, Northwestern Memorial Hospital, Department of Psychiatry
Shirley Barron, PhD, University of Chicago Hospital, Department of Psychiatry
Karen Donhey, PhD, private practice, Chicago

Other States

1. The Sexual Medicine Program, Department of Urology, Well Medical College of Cornell University, New York Presbyterian Hospital, New York, NY
This program is headed by Dr. John Mulhall, an urologist. The program has been primarily focused on male sexual dysfunction, since that is Dr. Mulhall’s area of expertise. He also runs the Sexual Medicine Research Laboratory, which carries out basic science research, primarily focused in male sexual dysfunction. Beyond two support staff (including a clinical trial coordinator and a practice manager), Dr. Michael Perelman is the sex therapist affiliated with the Sexual Medicine Program. He is the Co-Director of the Human Sexuality Program, Payne Whitney Clinic of the New York Presbyterian Hospital. Dr. Perelman does offer ongoing therapy as part of a training program for psychiatry residents at the hospital. Medical testing and treatment of women primarily consists of hormonal testing and management

2. New York Institute of Human Sexuality, Columbia University, Department of Urology, New York, NY
The institute includes two Centers: the New York Center for Men's Sexual Health and the New York Center for Women's Sexual Health. The Women’s Sexual Health program is run by Dr. Ridwan Shapsigh, a male urologist and Dr. Hilda Hutcherson, a female OBGYN. They consult with a team of sex therapists to whom they refer patients. While there is no sex therapist on staff, they do employ a director of research, nurse, clinical research coordinator and medical assistant. The primary ongoing medical evaluation and treatment they do is hormonal management.

3. Department of Psychiatry and Behavioral Sciences Reproductive and Sexual Medicine Clinic, University of Washington School of Medicine, Seattle, WA
This program is run by Dr. Julia Heiman, a sex therapist, and a team of trainees. She refers patients to outside medical experts when needed. The clinic is mostly focused on training researchers and therapists in treating different kinds of individual and couples sexual challenges. They are not targeted specifically at women, and see both male and female patients. While they collaborate with other medical departments, the program does not provide ongoing medical evaluation or treatment.

4. Center for Sexual and Marital Health, Robert Wood Johnson University Medical Group, Piscataway, NJ
This program is run by Dr. Sandra Leiblum, a sex therapist. She provides ongoing couples and individual treatment for men and women. Patients may be seen in a variety of treatment formats, including individual, couple, and group sessions. Workshop programs are offered at times to enhance and extend individual therapy. Referrals are made to medical professionals for medical evaluation and treatment when deemed necessary. This program is primarily focused on training for therapists and researchers.

5. Masters and Johnson Institute, St. Louis, MO
This program was started in the 1950’s and is presently directed by Dr. Mark Schwartz, a sex therapist. He and four other therapists focus their treatment on couples counseling, eating disorders, sexual compulsion and recovering from sexual trauma. They provide no medical evaluation or ongoing medical treatment.

6. Program in Human Sexuality, Department of Family Practice and Community Health, University of Minnesota Medical School, Minneapolis, MN
This program, directed by Dr. Eli Coleman, sex therapist, is run by a team sex therapy supervisors and trainees under his supervision. The program is focused on post-doctoral training and provides ongoing sex therapy for a range of male and female disorders from cross-dressing to HIV. No ongoing medical evaluation or care is provided.

7. Kinsey Institute Sexual Health Clinic, Indiana University Health Center, Bloomington, IN
This program is run by Dr. John Bancroft, a sex therapist. The institute provides sex therapy to individuals and couples. Some medical evaluation and treatment is carried out on male patients with erectile dysfunction, but none is available for female patients.

8. Connecticut Surgical Group, Hartford, CT
This program is run by nurse practitioner, Jill Siskind. The only other employee is a female ultrasound technician. Ms. Siskind also refers to a consulting sex therapist when needed. The program is folded into a general Urology Clinic with no dedicated space, so all other patients at the center are male with general urologic conditions. Ms. Siskind does offer medical/psychological evaluations for women with sexual problems and some ongoing medical treatment.

9. Institute for Sexual Medicine, Boston Medical Center, Boston, MA
Perhaps the largest facility in the field today, the Institute for Sexual Medicine is a combination research and treatment facility. A five million dollar grant from Bayer Corporation to fund basic science primarily in the realm of erectile dysfunction helped to create the laboratory for sexual medicine research at the Institute. Located within the Boston Medical Center, the institute is currently staffed with thirteen employees including two doctors, one sex therapist, one nurse, one ultrasound tech, two secretaries and one center coordinator; the lab is staffed with one director, one assistant director, two technicians and one administrator. The Institute is run by Dr. Irwin Goldstein, a former colleague of Dr. Berman’s. Dr. Berman founded the Women’s Sexual Health Clinic at Boston Medical Center, in 1998, which was folded into the Institute after her departure. While the Institute has had its successes, they have principally been in the realm of male sexual dysfunction. The program is designed to service male sexual problems primarily. The entire medical staff, including the sex therapist and the nurse, are men. The center has treated about 1,350 women since 1998 versus 14,000 men.

Legal Environment

Because of its involvement in Medicare and Medicaid, the Federal Government regulates much of the medical field. Our physicians do not accept Medicare and Medicaid and should therefore not fall within the Medicare/Medicade Fraud Act or its penalties.

Physicians are required under a series of laws, called the Stark Laws, to function in a regulated fashion regarding referrals. The physicians practice inside the clinic but conduct their own practice for all legal purposes. Legally segmenting these two portions of the business allows the remainder of the practitioners to function outside of the purview of these restrictions. Masters of social work and masters of marital and family therapy are not restricted under either the Stark Laws or the Medicare and Medicaid rules in the context of their practice at the clinic.

Although we are structured as a corporation, physicians practice inside separate companies known as professional corporations (PC’s). The PC’s have management agreements with the Company and rental or lease agreements regarding the space they occupy. The PC’s themselves are owned by the various physicians who practice at the clinic.

Technology

Technology plays a significant role in the operations and finances of the business. We have created a significant internet presence, including a website complete with on-line scheduling capabilities, credit card payment abilities and important health information for women. A patient is able to log onto our website (www.bermancenter.com) and schedule her appointment on-the-spot. We believe it is important for a patient to be able to schedule in privacy and not have to speak to anyone if she chooses. At the moment, only initial assessments and Bio Identical HT appointments can be scheduled on-line.

The clinic is equipped with a practice-management software package that has full capabilities for patient scheduling, patient registration and physician documentation, along with statistical data for clinical research. Other technology features include on-line scheduling via our website, a complete network and audio and visual components for training and therapeutic sessions. Scanning of doctors’ written notes incorporates the notes into the electronic files.

Access to computers is a key component of the clinic. Every group room and the yoga room is equipped with a drop-down screen connected to our computer network so that presentations and videos can be shown as part of the group sessions or for other kinds of presentations. Each exam and treatment room has a computer in it, networked to our system, so that specialists can have easy access to patient files, notes and scheduling. A computer is also housed in the Wellness Resource Library so that patients can have access to the internet and utilize the computer for research purposes.

While the group rooms and yoga room all have their own stereo systems, the common areas and hallways are equipped with speakers so that soothing music can be heard throughout the center from a central stereo, enhancing the spa-like atmosphere.

Dr. Berman already has several online venues for content including www.NEWSHE.com, Discovery Health Channel website at www.discovery.com/health, The Oprah Winfrey Show web site www.oprah.com, www.suntimes.com, www.abcnews/gma.com, www.lifetimetv.com and www.drugstore.com.

Intellectual Property

Dr. Berman’s current and past media projects including books, television, and radio are all owned by us through a multi year employment agreement with Dr. Berman. Under the employment agreement, Dr. Berman has agreed to contribute the proceeds from all intellectual property to the Company (other than proceeds derived from honorarium fees and speaking engagements).

Berman Center Intimate Accessories Line products manufactured by California Exotics have not been patented nor are they patentable in management’s opinion.

Employees and Labor Relations

At March 31, 2005 we had 7 full-time employees and two part-time employees.

Property

Our executive offices are located at 211 East Ontario, Suite 800, Chicago, Illinois 60611. The premises consist of 9,915 rentable square feet of space. Base rent is $23 per square foot in year one or $172,500 in the first year. The rent escalates at 3% per year, except in year 3 when extra square footage becomes chargeable. The term of the lease is for 10 ½ years. A $250,000 letter of credit was required to provide credit support for the lease. The letter of credit was provided by LaSalle Bank.

All of our facilities are in good repair. We believe that our existing facilities will be adequate to meet our needs for the foreseeable future. Should we need additional space, we believe we will be able to secure additional space at commercially reasonable rates.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted in the Pink Sheets under the symbol "LBCT." Prior to June 7, 2005, our common stock was quoted under the symbol “NTVN.” The following table sets forth the high and low bid prices for our common stock as reported by the Pink Sheets Electronic Quotation Service. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

2005
	High	Low
1st Quarter	$2.50*	$2.10*

	2004
	High	Low
1st Quarter	$.0007	$.0003
2nd Quarter	$.0007	$.0007
3rd Quarter	$.006	$.0007
4th Quarter	$.006	$.006

	2003
	High	Low
1st Quarter	$.001	$.001
2nd Quarter	$.001	$.001
3rd Quarter	$.001	$.001
4th Quarter	$.001	$.0003

* After a 1 for 500 reverse split.

On June 16, 2005, there were approximately 66 holders of record of our common stock. On June 21, 2005, the closing bid price for our common stock in the Pink Sheets was $2.00 per share.

Dividend Policy

To our knowledge, we have never paid cash dividends on our common stock. We intend to keep future earnings if any, to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

Equity Compensation Plans

The Company does not have any stock option or other equity incentive plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONAND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements, including the related notes thereto, and other financial information included herein. The information in this report includes forward-looking statements. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.

Overview

We were incorporated in October 1989 under the laws of the State of Georgia under the name William E. York, Inc. for the purpose of acquiring Bio-Dyne Corporation, a Georgia corporation formed in 1986 ("Bio-Dyne") and ECBB Body Building, Ltd., a New York corporation formed in 1979 ("ECBB"), which collectively manufactured, marketed and distributed multi-station home gyms, exercise machines, weight benches and specialty free weight equipment.

In November 1989, we acquired all of the issued and outstanding shares of capital stock of Bio-Dyne and ECBB. Following the closing of the transaction, Bio-Dyne was formally dissolved and a Certificate of Dissolution of ECBB was filed with the Department of State of New York. Thereafter, we used the trade name Bio-Dyne and in January 1991, changed our name from William E. York, Inc. to Bio-Dyne Corporation. We ceased active operations after the filing of bankruptcy in December 1997. On January 18, 2005, we changed our name to No Good TV, Inc. and our shares were subsequently quoted in the Pink Sheets under the symbol “NTVN.” In May 2005, we changed our name to LB Center, Inc.

On June 3, 2005, we entered into an Agreement and Plan of Merger with Berman Health and Media, Inc., a privately held Delaware corporation (“BHM”), pursuant to which the stockholders of BHM acquired approximately 87% of our issued and outstanding common stock through a merger transaction, with our existing stockholders continuing to own the remaining 13% of our issued and outstanding common stock after the merger. The merger was consummated through the merger of our wholly-owned subsidiary, LBC MergerSub, Inc., a Nevada corporation, with and into BHM, with BHM being the surviving corporation. The merger was intended to be a "tax-free" reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result of the merger, BHM became a wholly-owned subsidiary of the Company.

BHM was formed on January 16, 2003 and operated as a privately held Delaware limited liability company under the name Berman Center LLC until June 2, 2005, when it reorganized into corporate form under the name “The Berman Center, Inc.”, in accordance with the provisions of the Delaware Limited Liability Company Act. On June 20, 2005, we changed the name of The Berman Center, Inc. to Berman Health and Media, Inc.

Description of the Company Post-Merger

Following the merger with BHM, Samuel P. Chapman, Laura A.C. Berman, Allan Charles, Alger Chapman, Stuart Cornew, Jan Fawcett, Robert Goodmen and Michael Romano were appointed to the Board of Directors of the Company. In addition, we appointed Samuel P. Chapman as our Chairman and Chief Executive Officer, Laura A.C. Berman as our President and William McDunn as our Chief Financial Officer.

We are a multimedia enterprise specializing in women’s health, active across the domains of radio, television, and print media, including books, magazines and newspapers. Dr. Laura Berman is a premier name in women’s sexual health, a leading researcher in the field and has created a multi-faceted platform for reaching out to consumers in a variety of settings, including the entertainment medium, product sales, medical services and online subscription services.

Our Chicago location is housed in a state-of-the-art facility, comprising approximately 10,000 square feet and located in downtown Chicago near Northwestern Memorial Hospital and the Magnificent Mile shopping district. Our clinical staff works to improve every patient’s quality of life, health and relationships. We operate a full-scale hormonal management clinic, counseling center and sexual function testing center, marketed through a diversified media platform based on Dr. Laura Berman’s reputation as a female sexual health and relationship expert. We anticipate entering the on-line dating market and the home video market in addition to supplementing our current efforts in publishing, continuing medical education courses and medical research. We also intend to open additional clinics in other large cities and suburbs.

There are several factors that management believes will provide new opportunities for us. Management sees an opportunity to create and grow an online dating business built around Dr. Berman and her intellectual property. Management plans to design and implement a dating site in cooperation with an existing online dating partner so that the Company will not have to recreate the technological foundation for the business. The site will provide a self-help environment to improve self image and confidence of its members, featuring books and articles written by Dr. Berman designed to improve quality of life and online diagnosis templates and treatment suggestions for problems such as depression, anxiety, and other common conditions that prevent people from being successful in their romantic lives. From dating coaching to medical and mental health referrals, the dating site will be a unique source of information and networking to form new relationships and to build self-confidence.

Psychological profiling created by Dr. Berman will be used as the “secret formula” for making the successful match at the site. Profiles will be used to find compatible dating partners and to weed out undesirable candidates. The site will communicate the message that Dr. Berman has had clinical experience with thousands of women and what they want romantically, and that knowledge has been incorporated into the selection process to assure the best possible match. Products and books by Dr. Berman will be available online and members will receive a continuous stream of new intellectual property in their particular areas of interest or concern. The self-help component will be targeted at both men and women and will focus on mental health, relationships, and sexuality.

Management intends to produce a new series of instructional DVDs hosted by Dr. Berman. The Endless Passion Series, will help women and couples deal with issues of intimacy and sexuality throughout their lifetime. From cutting-edge medical and therapeutic advice to usable tips for the bedroom, viewers will receive life-changing information in an easy-to-use format.

Dr. Berman recently finished taping the pilot episode for A More Perfect Union, a show designed to help couples have a better relationship and sex life. The show follows three couples through an intensive week of relationship therapy designed to enhance their intimacy, connection and communication. Cameras capture the couples in sessions with Dr. Berman at the clinic, on therapeutic dates around the city of Chicago and at home completing intimate “homework” assignments each night. The audience watches couples go from conflict to resolution and increased intimacy, for a reality show that is truly uplifting.

The reality television show is being supported by a high caliber team of professionals, including the critically acclaimed Gantz Brothers—directors and producers of HBO’s Taxicab Confessions, now in its 10th season. The Emmy award-winning Gantz Brothers are well known for capturing provocative and highly entertaining real-life situations through their discrete, hidden cameras. The show is expected to air in the fourth quarter of 2005 and will provide substantial visibility to the Berman Center and Dr. Berman. If the show is picked up by Showtime, the Company will receive a payment equal to 10% of the show’s budget, projected to be $350,000 per episode ($35,000 per episode to the Company).

We have also entered into a multi-year licensing agreement with California Exotic Novelties (“CEN”), a leader in the billion-dollar worldwide sexual function products industry, to produce a line of woman-designed vibrators and Kegel exercisers. We receive a royalty of 8% of the gross sales under this licensing agreement, payable quarterly. CEN and our company are scheduled to launch the first twelve products from the clinically-driven line in July 2005. A subsequent release with twelve more products is scheduled for January 2006. The Berman Center Intimate Accessories Collection will be thoughtfully marketed, with the goal of eliminating the stigma often associated with such products.

Recent Events

Immediately after the merger with Berman Health and Media, Inc., we reincorporated from the State of Georgia to the State of Delaware and changed our name to Berman Center, Inc.

In May, 2005, Berman Health and Media, Inc. began offering for sale through Hunter World Markets, Inc. on a “best efforts” basis units of its common stock and warrants (the “Units”), each consisting of (i) two shares of its common stock, (ii) one three-year warrant exercisable into one share of its common stock at an exercise price of $1.05 and (iii) one three year warrant exercisable into one share of its common stock at an exercise price of $1.575. The price per Unit was $1.05. On June 16, 2005, 2,952,381 Units were sold to certain of the selling security holders. All of the shares of common stock and warrants sold by Berman Health and Media, Inc. are being registered in this registration statement.

Critical Accounting Policies Used in Financial Statements

We prepare our financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management's estimates and judgments are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenues are recognized when realized or realizable and earned. Patients at the clinic are required to pay on the day of their appointment (at the point of service). Patients are allowed to pay either with cash, check or credit card. Items for bad debt or returned or rejected credit cards are very minimal and are recorded as they occur. If the clinic changed its policy in the future and granted credit to its patients, a review of the current procedures would be necessary and allowances for bad debt write-offs would be warranted. Revenue related to the hosting CPE seminars for clinicians is recognized once the seminar has been conducted. Revenue related to the publishing of books is recognized when the book is released by the publisher. Revenue related to research and clinic trials is recognized when the work is complete and results of the research or clinical trial is released.

Results of Operations

General

Because we ceased active operations after the filing of bankruptcy until the merger with Berman Health and Media, Inc., our discussion and analysis of our financial condition and results of operations are based upon the financial statements of Berman Health and Media, Inc., which have been prepared in accordance with US generally accepted accounting principles.

Three Months ended March 31, 2004 and 2005

The following tables set forth certain statement of operations data for the three months ended March 31, 2004 and 2005:

Revenue

	March 31	March 31
	2005	2004
Patient revenue	$104,496	$55,689
Radio advertising	50,000	—
Total Revenue	$154,496	$55,689

Revenue from clinic operations for the first quarter 2005 increased by $48,807 from the first quarter of 2004, from $55,689 to $104,496. First quarter 2005 revenue also included $50,000 in radio advertising revenue bringing the total revenue for the first quarter of 2005 up to $154,496, $98,807 higher than the first quarter of 2004. Our clinic did not begin seeing patients until February 16, 2004 and Dr. Berman’s radio show did not start until the first quarter of 2004 which is the main reason for our increased revenues.

Cost of Services

	March 31	March 31
	2005	2004
Cost of services:	$98,227	$186,553

Gross Margin	$56,269	($130,863)

Gross Margin %	36.4%	-234.9%

Cost of services was higher in the first quarter of 2004 at $186,553 than in the same period in 2005, $98,227 by the amount of $88,326. This is due mainly to increased hiring at the opening of the clinic in 2004, versus our staff level during the first quarter of 2005. The effects of staff reductions and salary cuts were felt by the first quarter of 2005, which we implemented in an effort to move toward profitability. Staff reductions included one doctor, one physical therapist and on couples therapist. In the first quarter of 2004, cost of services consisted of $186,553 in payroll, payroll taxes, benefits and outside contractor costs. In the first quarter of 2005, cost of services consisted of $94,522 in payroll, payroll taxes and benefit costs, outside lab fees of $3,205 and research expenses of $500.

Selling, General and Administrative Expenses

	March 31	March 31
	2005	2004
Selling, General &
Administrative Expenses:	$403,516	$470,191

Selling, General & Administrative Expenses (as a % of revenue)	261.2%	844.3%

Selling, general and administrative expenses were higher in the first quarter of 2004 at $470,191 than in the same period in 2005, $403,516 by an amount of $66,675. This is due mainly to higher technology and marketing costs associated with the opening of the clinic on February 29, 2004. In the first quarter of 2004, the significant components of selling, general and administrative expenses consisted of the following: $109,911 in expenses related public relations and promotions, $63,901 in costs for systems and technology and $66,951 in payroll, payroll taxes and benefit costs. In the first quarter of 2005, the significant components of selling, general and administrative expenses consisted of the following: $106,168 in expenses related to payroll, payroll taxes and benefits, $61,401 in consultant and broker fees, and $59,587 in public relations and promotions.

Net Loss

	March 31	March 31
	2005	2004
Net Profit / (Loss)	($347,247)	($601,054)
% of Revenue	-224.8%	-1,079.3%

Net loss decreased from $601,054 in the first quarter of 2004 versus $347,247 in the same period in 2005. The change was due mainly to extra costs associated with the new operations in the first quarter of 2004 and some expense streamlining that occurred during the year in both head count and salary levels. In the first quarter 2004, cost of services amounted to $186,553 resulting in a negative gross margin of $130,863. Selling, general and administrative expenses totaled $470,191 which resulted in a net loss for the year of $601,054. In the first quarter 2005, cost of services amounted to $98,227 resulting in a gross margin of $56,269. Selling, general and administrative expenses totaled $403,516 which resulted in a net loss for the year of $347,247.

Years Ended December 31, 2004 and 2003

The following tables set forth certain statement of operations data for the years ended December 31, 2004 and 2003:

Net Revenue

	2004	2003
Patient revenue	$664,201	N/A
Seminar / conference	$279,250	N/A
Research / studies / trials	$172,186	$75,000
Total Revenue	$1,115,637	$75,000

In 2003, Berman Health and Media, Inc. was formed and costs for most of 2003 consisted of formation expenditures. Revenue for 2003 was $75,000 from an unrestricted educational grant supporting Dr. Berman’s survey and research related to the state of women’s sexual health and satisfaction.

In September 2004, we conducted a seminar on the State of Art Series on Women’s Sexual Wellness and recorded $279,250 in revenue from registrants attending and sponsors supporting the conference.

In 2004, we recorded $170,000 in revenue related to research, studies and clinical trials. We also recorded $60,000 in revenue from research studies and $11,000 in revenue from a major pharmaceutical company for participating in a clinical trial.

Gross Margin

	2004	2003
Cost of services:	$1,165,431	$110,843

Gross Margin	($49,794)	($35,843)

Gross Margin %	-4.5%	-47.8%

In 2003, cost of services consisted of: $35,843 in payroll, benefits and outside contractor costs, and $75,000 in expenses related to a research project. In 2004, cost of services consisted of: $745,497 in payroll, payroll taxes, benefits and outside contractor costs, conference expenses of $249,195, research expenses of $116,704 and outside lab fees of $54,035.

Selling, General and Administrative Expenses

	2004	2003

Selling, General &Administrative Expenses:	$1,870,035	$287,973

Selling, General & Administrative Expenses (as a % of revenue)	167.6%	384.0%

In 2003, the significant components of selling, general & administrative expenses consisted of the following: $98,702 in expenses related to public relations and promotions, $93,036 in start-up costs, $50,087 in legal expenses and $26,793 in system and technology expenses. In 2004, the significant components of selling, general & administrative expenses consisted of the following: $428,991 in payroll, payroll taxes, benefits, outside contractor costs, $418,829 in public relations, promotions and advertising, $251,797 of rent expense, $160,858 of costs of commercial insurance, $122,314 in system and technology expenses, $110,133 of depreciation expense and $74,008 in legal expenses.

Net Loss

	2004	2003
Net Profit / (Loss)	($1,919,829)	($323,816)
% of Revenue	-172.1%	-431.8%

Berman Health and Media, Inc. has had net losses in each of the last two years since its formation.

In 2003, we incurred outside research expenses of $75,000 which was equal to the grant revenue received from a major pharmaceutical company. Cost of services (payroll, payroll taxes, benefit costs and outside contractor pay and related research expenses) amounted to $110,843 resulting in a negative gross margin of $35,843. Selling, general & administrative expenses totaled $287,973 which resulted in a net loss for the year of $323,816.

In 2004, the largest cost components contributing to our net loss were costs related to payroll, payroll taxes, benefit costs and outside contractor pay for the year of $1,174,488. We added significantly to staff in response to clinic revenue but gradually reduced staff through a series of staff reductions.

Liquidity and Capital Resources

On June 16, 2005, Berman Health and Media, Inc. closed a private placement offering of common stock and warrants (the “Units”) each consisting of (i) two shares of common stock, (ii) one three-year warrant exercisable into one share of common stock at an exercise price of $1.05 and (iii) one three year warrant exercisable into one share of common stock at an exercise price of $1.575. The price per Unit was $1.05. Berman Health and Media, Inc. sold an aggregate of 2,952,381 Units and received $3,100,000 in gross proceeds from such sale. We have agreed to assume the warrants issued by Berman Health and Media, Inc. in the private placement. Each share of common stock underlying such warrants is now exercisable into 1.535999487 shares of our common stock. These warrants are currently exercisable into an aggregate of 9,069,714 shares of our common stock.

In connection with the private placement, Berman Health and Media, Inc. entered into an agreement with Hunter World Markets, Inc. (“HWM”), our former controlling stockholder and one of our current stockholders, pursuant to which HWM offered for sale the Units on a “best efforts” basis. As consideration for HWM’s services, we have paid HWM (i) a $310,000 commission on the sale of the Units, (ii) reimbursement of $62,000 in non-accountable expenses and (iii) three-year warrants exercisable into 906,971 shares of our common stock.

As a result of this private placement, we currently have sufficient funds on hand to fund our operations for the next quarter. We intend to seek additional financing in the future to fund our operations. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations.

Prior to converting into corporate form, Berman Center LLC sold in 2003, 2004 and 2005 an aggregate of 3,767,390 membership interests in Berman Center LLC and received an aggregate of $2,966,223 in proceeds from such sales. These securities converted into 19,730,504 shares of our common stock upon consummation of the merger on June 16, 2005.

In addition, prior to converting into corporate form, Berman Center LLC issued to certain investors providing $400,000 in working capital to Berman Center LLC, three and a half year warrants exercisable into 117,315 membership interests in Berman Center LLC at an exercise price of $1.074034786. These warrants converted into warrants exercisable into 400,000 shares of Berman Health and Media, Inc.’s common stock at an exercise price of $0.315 upon the reorganization of Berman Center LLC into corporate form. We agreed to assume these warrants in connection with the merger. Each share of common stock underlying such warrants is now exercisable into 1.535999487 shares of our common stock. These warrants are currently exerciseable into an aggregate of 614,400 shares of our common stock.

Off-Balance Sheet Arrangements

None.

Dividends and Distributions

We have not paid any cash dividends to date. We intend to retain our future earnings, if any, and we do not anticipate paying cash dividends on our stock in the foreseeable future.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

On the closing of the merger with Berman Health and Media, Inc. (“BHM”), all of the directors and officers of BHM became directors and officers of the Company and all of the Company’s existing directors and officers resigned. The following new executive officers of the Company will be elected annually by the Board of Directors and the following new members of the Company’s Board of Directors will serve one year terms until the earlier of their death, resignation or removal by the Board of Directors:

Name	Age	Position	Year First Appointed Executive Officer and/or Director of BHM	Year First Appointed Executive Officer and/or Director of our Company
Samuel P. Chapman	40	Chairman, Chief Executive Officer and Director	2003	2005
Laura A.C. Berman, LICSW, PHD.	36	President and Director	2003	2005
William McDunn	48	Chief Financial Officer	2004	2005
Allan Charles, M.D.	76	Director	2004	2005
Alger Chapman	73	Director	2004	2005
Stuart Cornew	47	Director	2004	2005
Jan Fawcett, M.D.	71	Director	2004	2005
Robert Goodman	49	Director	2004	2005
Michael Romano	50	Director	2004	2005

The following information describes the business experience during the past five years of the executive officers and directors named above and certain other persons who are expected to make significant contributions to the business of the Company.

SAMUEL P. CHAPMAN

Samuel P. Chapman has been President of Parson Capital Corporation for the past thirteen years. Parson Capital is a venture capital boutique firm specializing in start-up companies. He is also a Director of HDO, Inc. During his career with Parson Capital he founded several companies playing the role of financier and Co Chairman of the Board along with his partner. One of the companies he co-founded was Parson Group LLC, a consulting firm that achieved the number one ranking by Inc. Magazine as the fastest growing private company in America in the year 2000. Parson Group was sold the following year to a British Company for $55 million cash.

Mr. Chapman formerly worked for both Dillon Read & Co., Inc. (now owned by UBS) and Lehman Brothers as a mergers and acquisitions specialist in New York. He is a member of the Board of Directors and former Cochairman of HDO Production a nationwide tent rental company. He is also a member of the Young Presidents Organization (YPO) and of the Economics Club of Chicago. He was formerly Co Chairman of Cantilever Technologies LLC, a software company he helped found, a past member of the Board of Trustees and the Executive Committee of the Rehabilitation Institute of Chicago, the top rehabilitation hospital in the world. Mr. Chapman graduated with a BA from Williams College in 1986.

LAURA A.C. BERMAN, LICSW, PHD.

Dr. Laura Berman has been working as a sex educator and therapist for over fifteen years. After obtaining her Master's in Clinical Social Work and Doctorate in Health Education and Therapy (specializing in human sexuality) at New York University, she went on to complete a training fellowship in Sexual Therapy with the Department of Psychiatry at New York University Medical Center. Dr. Berman is currently an Assistant Clinical Professor of OBGYN and Psychiatry in the Feinberg School of Medicine at Northwestern University.

Dr. Berman is chair of the Women’s Sexual Health State-Of-The-Art Series, an accredited program for the Council of Continuing Medical Education and currently serves on the foundation board of the Society for the Scientific Study of Sexuality (SSSS). She is also a member of the American Association of Sex Educators Counselors and Therapists (AASECT), the National Association of Social Workers (NASW), and is one of the few non-physician members of the American Urologic Association (AUA). She has been involved in numerous clinical sexual pharmacology trials, including acting as lead investigator for testing the effectiveness of Viagra on women's sexual complaints.

Dr Berman has authored over 25 articles published in peer reviewed journals, and has been an invited speaker at over 45 venues in the United States and abroad. She recently wrote the chapter on female sexuality in Obstetrics and Gynecology, the definitive medical school text on the subject, edited by Dr. Sciarra, the past chair of the Department of OBGYN at Northwestern Memorial Hospital. Dr. Berman is also the recipient of many awards and honors, including Rising Star of the Year, (National Association of Women Business Owners, Los Angeles, February 2002), Women of Action Award (Israel Cancer Research Fund, August 2002) and Women Who Make A Difference (Los Angeles Business Journal, August 2002).

In July, 1998, Dr. Berman founded the Women’s Sexual Health Center in the Department of Urology at Boston Medical Center. She was Co-Director there and established the first comprehensive protocol for treating female sexual dysfunction. In spring of 2000, she was recruited to UCLA Medical Center to start the Female Sexual Medicine Center, also within the department of Urology. She was Director of this Center until December 2002 when she moved to Chicago to join the clinical faculty of Northwestern Memorial Hospital and start Berman Center LLC.

ALLAN CHARLES, M.D.

Allan Charles is retired Chief of OBGYN at Michael Reese Hospital and Medical Center, retired Chairman of the Board of Directors for the Research and Education Foundation of the Michael Reese Medical Staff and presently Attending Physician in the Department of OBGYN at the same institution.

ALGER CHAPMAN

Alger Chapman is Director of the Cambridge Group. He is also the recently retired Chairman of ABN AMRO Financial Services, Inc. Prior to that Mr. Chapman was Chairman and CEO of the CBOE from 1986 to 1997. He is also on the Board of IArlington Capital, HDO Productions and Prime Insurance Holdings.

STUART CORNEW

Stuart Cornew is Managing Director of Pattern Associates which he founded ten years ago. Pattern is a database mining and consulting company specializing in finding answers in large data sets for the financial services industry. Currently he also serves on the board of Harlem Furniture and the advisory board of the Northwestern University Cancer Center.

JAN FAWCETT, M.D.

Jan Fawcett is Professor at the University of New Mexico school of Medicine and the recently retired chairman of the Department of Psychiatry at Rush-Presbyterian-St. Luke’s Medical Center.

ROBERT GOODMAN

Robert Goodman is Chairman and CEO, Asia/Pacific Hudson Highland Group. The Hudson Highland Group is a world wide staffing, outsourcing and executive search firm, headquartered in Chicago, IL.

MICHAEL ROMANO

Michael Romano is immediate past CEO of Romano Brothers Beverage Company. Romano Brothers is the leading wine and spirits distributor in the State of Illinois. Mr. Romano sold his Company to Southern Wine and Spirits in late 2002.

WILLIAM MCDUNN

William McDunn has over 15 years of experience in Finance and Accounting. He was the Controller for Parson Group for five years, managing a staff of 15 and reporting directly to the CFO. Prior to Parson Consulting, he was Division Controller for Stone Container Corporation and responsible for oversight of accounting activities in his business unit. Mr. McDunn received a BA in Accounting and Liberal Arts from University of Illinois in Chicago in 1979. He received his CPA in 1981 and an MBA from Loyola University in 1989.

The following contains biographical information of other persons that are expected to make a significant contribution to the business of the Company.

KATHRYN L. MONKE

Kathryn L. Monke, age 38, has served as Manager, Center Operations of Berman Center since 2005. Ms. Monke has over eight years of experience with internal operations and systems. She was employed at Parson Group and most recently was a Senior Project Manager in internal operations and system implementation. Throughout her career she has gained experience in recruiting, interviewing, hiring, human resources, marketing, office management, training and documentation. Kathy received her Bachelor of Science in Marketing from Northern Illinois University.

DANA DEMAS

Dana Demas, age 29, is a writer for Berman Center since 2004. Ms. Demas is the author of two books: Women’s Health and Wellness: An Illustrated Guide and Dog Breeds: An Illustrated Guide. She has a variety of writing and editing experience, including feature-length articles, newsletter and website content for clients from a diverse range of industries. Dana received her Bachelor of Arts in English and Psychology from the University of Vermont in 1998.

SUZANNE ROTH, MSN, APRN, BC

Suzanne Roth, age 46, has served as Nurse Practitioner of Berman Center since 2004. Ms. Roth was most recently employed at Men’s Health Boston as a clinical study coordinator responsible for conducting/directing three clinical trials for patients with erectile dysfunction under the supervision of Abraham Morgentaler, M.D. She started her professional life at Massachusetts General Hospital as a Urological, Registered Professional Nurse. Suzanne received her Masters of Science in Nursing, Adult Primary Care and Women’s Health, from Simmons College.

REBECCA JEFFERS

Rebecca Jeffers, age 32, has served as a Fitness Expert of Berman Center since 2004. Ms. Jeffers has been a yoga instructor for six years and is also certified in mat Pilates. She was trained at the N. U. Yoga Center in Chicago, IL, where she was exposed to all the different yoga systems, serials, and sequencing of poses. She has also had training in diet and nutrition and holistic health, and experience in developing and delivering specialized programs.

KERRIE GROW MCLEAN, PSYD, LPC

Kerrie Grow McLean, age 31, has served as Psychotherapist of Berman Center since 2004. Ms. McLean received her undergraduate degree in Psychology from Michigan State University, and received her Masters and Doctoral degrees in Clinical Psychology from Chicago School of Professional Psychology.  She completed her training at Northwestern University’s Counseling and Psychological Services where she was a predoctoral intern.  Dr. Grow McLean also trained as a sex therapist at the Loyola University Medical Center Sexual Dysfunction Clinic.  Her experience includes individual, couples and sex therapy.  Dr. Grow McLean specializes in treating women’s health issues including sexual health and functioning, body image, genital image, and menopausal health.  She is currently a member of the American Association of Sex Educators Counselors and Therapists as well as the American Psychological Association.

MARTHA WEINFURTER, BSN

Martha Weinfurter, age 47, has served as Patient Concierge of Berman Center since 2004. Ms. Weinfurter was most recently employed at Highland Park Hospital in Highland Park, IL as a Discharge Planner. She started her professional life at St. Luke's Hospital in Milwaukee, WI, where she worked on a medical unit and Kidney Dialysis. Martha then spent three years on a tertiary unit of Labor and Delivery at St. Joseph's Hospital in Milwaukee. She has experience as a community health nurse in the Washington D.C. area and received her Bachelor of Arts degree in Nursing from Marquette University in Milwaukee, Wisconsin.

Director Compensation

We do not have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Each of our outside directors (other than Jan Fawcett and Allan Charles) received 157,115 shares of our common stock in consideration for their services as a director of our company.

In May 2004, Berman Center LLC granted options to two of its outside directors, Jan Fawcett and Allan Charles, exercisable into an aggregate of 60,000 units of Berman Center, LLC. These options became exercisable into 204,578 shares of common stock of The Berman Center, Inc. upon the reorganization of Berman Center LLC into The Berman Center, Inc. We agreed to assume the options upon closing of the merger and these options are now exercisable into an aggregate of 314,230 shares of our common stock.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. We are not required to maintain a nominating committee or a compensation committee under the rules applicable to companies quoted in the Pink Sheets. None of our independent directors qualify as an "audit committee financial expert."

Family Relationships

Samuel P. Chapman is the husband of Dr. Laura A. Berman. In addition, Alger Chapman is the father of Samuel P. Chapman.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for fiscal year 2003 and 2004 of our chief executive officer and one other executive officer whose annual salary and bonus exceeded $100,000 in such fiscal years (collectively, the “Named Executive Officers”). The amounts disclosed for fiscal year 2003 and 2004 for each of the Named Executive Officers relate to such person’s compensation received as an executive officer of Berman Health and Media, Inc.

Annual Compensation
Name and Principal Position	Year	Salary($)		Bonus($)
Samuel P. Chapman - Chairman and Chief Executive Officer	2003 2004	$ $	0 110,769	$ $	0 0
Laura A. C. Berman - President	2003 2004	$ $	0 110,769	$ $	0 0

Employment Agreements

On June 16, 2005, our company and Dr. Laura Berman entered into a three-year employment agreement. Pursuant to such agreement, Dr. Berman will receive an annual salary of $200,000, provided that under certain circumstances our Board of Directors may increase her salary. In addition, Dr. Berman has also agreed to contribute to our company all income, revenue and other compensation received by Dr. Berman in connection with activities related to the business operations of our company during her employment, including, without limitation, all revenue from media sources, talent agreements with television production companies or other media sources and authorship royalties. These items are our sole property and may not be removed from our company without approval of at least a majority in interest of our stockholders and adequate compensation to us. The contribution of income and revenues describe above, however, does not include income, revenue and other compensation derived by Dr. Berman from honorarium fees and speaking engagements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial stock ownership of our common stock that is owned by each of our Named Executive Officers, directors and stockholders beneficially owning 5% or more of our common stock and all directors and executive officers as a group. In calculating the number of shares outstanding, each person’s percentage of ownership in the following table is based upon 31,795,415 shares of common stock outstanding as of June 16, 2005. Unless indicated otherwise, the address for each person named is c/o Berman Center, Inc., 211 East Ontario, Suite 800, Chicago, Illinois 60611.

Name and Address of Beneficial Owner or Identity of Group (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Samuel P. Chapman and Laura A. Berman (2)	5,747,419	18.08%
Alger Chapman	436,431	1.37%
Stuart Cornew	157,115	*
Robert Goodman	157,115	*
Michael Romano	157,115	*
Allan Charles (3)	157,115	*
Jan Fawcett (4)	157,115	*
Esarbee Investments Limited 1170 Peel Montreal, Quebec Canada H3B4P2	2,007,586	6.31%
European Catalyst Fund c/o Ogier Fiduciary Services (Cayman) Limited P.O. Box 1234GT Queensgate House South Church Street George Town Grand Cayman, Cayman Islands (5)	18,954,283	45.16%
Hunter World Markets, Inc. 9300 Wilshire Boulevard Penthouse Suite Beverly Hills, CA 90212 (6)	2,495,181	7.54%
All current directors and officers as a group (8 persons)	6,969,425	21.92%

* indicates less than 1%.

1.
The persons named in this table have sole voting and investment power with respect to all shares of common stock listed. Beneficial ownership also includes that number of shares, which an individual has the right to acquire within 60 days (such as through the exercise of warrants and options) of the date of this prospectus.

2.
Mr. Samuel P. Chapman owns together with his wife Dr. Laura A. Berman 2,897,906 shares of the Company’s common stock. Berman Center Holdings LLC, which is owned by Mr. Samuel P. Chapman and Dr. Laura A. Berman, owns 2,849,513 shares of the Company’s common stock.

3.	Represents 157,115 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

4.	Represents 157,115 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

5.
This amount includes (i) 4,388,572 shares of the Company’s common stock owned by European Catalyst Fund (“ECP”), (ii) 4,388,569 shares of the Company’s common stock owned by Absolute Return Europe Fund, an affiliate of ECP, (iii) 1,000,000 shares of the Company’s common stock owned by Corporate Advisors Group, an affiliate of ECP, (iv) warrants held by Corporate Advisors Group, an affiliate of ECP, currently exercisable into 4,388,572 shares of common stock , (v) 400,000 shares of the Company’s common stock owned by Peter Ondrousek, an affiliate of ECP and (vi) warrants held by Peter Ondrousek, an affiliate of ECP, currently exercisable into 4,388,570 shares of common stock.

6.
This amount includes (i) 184,210 shares of the Company’s common stock owned by Hunter World Markets, Inc. (“HWM”), (ii) warrants held by HWM currently exercisable into 1,290,971 shares of the Company’s common stock, (iii) 1,000,000 shares of the Company’s common stock owned by Todd Ficeto, the President of Hunter World Markets, Inc., (iv) 10,000 shares of the Company’s common stock owned by Hunter Ficeto, a family member of Todd Ficeto and (v) 10,000 shares of the Company’s common stock owned by Natalia Ficeto, a family member of Todd Ficeto.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 16, 2005, we completed a merger transaction with Berman Health and Media, Inc. (“BHM”) At the effective time of the merger, BHM became a wholly-owned subsidiary of our company and all outstanding securities of BHM were converted into securities of our company. In addition, Hunter World Markets, Inc. (“HWM”), our former controlling stockholder, served as the placement agent in connection with BHM’s closing of a private placement of $3,100,000 on June 16, 2005. We have assumed certain warrants issued in that closing. Todd Ficeto is the President of HWM, and was our chief executive officer and sole director prior to the merger with BHM. HWM and its affiliates own a significant portion of the outstanding capital stock of our company after the merger.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share. The following description of our capital stock does not purport to be complete and is governed by and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Preferred Stock

As of June 16, 2005, we had no shares of preferred stock outstanding. The Board of Directors of the Company has the power to issue shares of preferred stock from time to time in one or more series. Pursuant to the Company’s Certificate of Incorporation, the Board of Directors is authorized to fix or alter the designations, powers, preferences and other rights and restrictions of the preferred stock, including, without limitation, the dividend rights, conversion rights and voting rights of the preferred stock. Our Board of Directors can issue preferred stock without any stockholder approval with voting, conversion and other rights that could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids of our common stock at a premium over the market price of the common stock and may adversely affect the market price of our common stock.

Common stock

As of June 16, 2005, we had 31,795,415 shares of common stock outstanding, which were held of record and beneficially by approximately 66 stockholders. As of June 16, 2005, there were 10,591,085 shares of common stock underlying outstanding warrants and 314,230 shares of common stock underlying outstanding stock options.

The holders of our common stock are entitled to one (1) vote per share on all matters submitted to a vote of our stockholders. In addition, subject to the preferences applicable to any shares of preferred stock outstanding, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefore. In the event of the dissolution, liquidation or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities of our company and any preferences applicable to any shares of preferred stock outstanding. The holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares.

Pursuant to our bylaws, except for any matters which pursuant to Delaware law require a greater percentage vote for approval, the holders of a majority of the outstanding shares of common stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of our stockholders. Except as to any matters which pursuant to Delaware law require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at any meeting (provided a quorum is present) is sufficient to authorize, affirm or ratify any act or action, including the election of our Board of Directors.

The holders of our common stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of common stock can elect all of the directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of common stock would not be able to elect any directors. The purchasers of a majority of interests of the units that Berman Health and Media, Inc. recently sold in a private placement have the right to designate one member to the Board for a period of one year following the closing of the merger with Berman Health and Media, Inc. Our Board of Directors is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Delaware law and our bylaws provide that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with special meetings of stockholders.

Warrants

Berman Health and Media, Inc. issued to certain of the selling security holders three and a half year warrants to purchase 400,000 shares of its common stock at an exercise price of $0.315. We agreed to assume these warrants in connection with the merger. These warrants are currently exercisable into 614,400 shares of our common stock.

Berman Health and Media, Inc. issued to certain of the selling security holders three year warrants exercisable into 2,952,381 shares of its common stock at an exercise price of $1.05 (the “Class A Warrants”). We agreed to assume these warrants in connection with the merger. The Class A Warrants are currently exercisable into 4,534,857 shares of our common stock. The Class A Warrants are redeemable by the Company at a price of $.05 per Class A Warrant in the event (i) there is an effective registration statement covering the shares of common stock underlying the Class A Warrants and (ii) the closing market price of shares of common stock listed on a national securities market equals or exceeds $1.575 for twenty of the thirty consecutive trading days immediately preceding our notice of redemption to the holders of the Class A Warrants.

Berman Health and Media, Inc. issued to certain of the selling security holders three year warrants exercisable into 2,952,381 shares of its common stock at an exercise price of $1.575 (the “Class B Warrants”). We agreed to assume these warrants in connection with the merger. The Class B Warrants are currently exercisable into 4,534,857 shares of our common stock. The Class B Warrants are redeemable by the Company at a price of $.05 per Class B Warrant in the event (i) there is an effective registration statement covering the shares of common stock underlying the Class B Warrants and (ii) the closing market price of shares of common stock listed on a national securities market equals or exceeds $2.10 for twenty of the thirty consecutive trading days immediately preceding the our notice of redemption to the holders of the Class B Warrants.

Berman Health and Media, Inc. issued three year warrants to Hunter World Markets, Inc. exercisable into 590,476 shares of its common stock. We agreed to assume these warrants in connection with the merger. These warrants are currently exercisable 906,971 shares of our common stock.

All of the shares of common stock underlying the warrants described above are included in this prospectus and registration statement.

Stock Options

In May 2004, Berman Center LLC granted options to two of its outside directors, Jan Fawcett and Allan Charles, exercisable into an aggregate of 60,000 units of Berman Center, LLC. These options became exercisable into 204,578 shares of common stock of The Berman Center, Inc. upon the reorganization of Berman Center LLC into The Berman Center, Inc. We agreed to assume the options upon closing of the merger and these options are now exercisable into an aggregate of 314,230 shares of our common stock. The options are fully vested and expire ten years from the date of grant.

Market Price of Our Common Stock

The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the safety or efficacy of our proposed products and services or our competitors’ products and services;

•	Announcements of technological innovations or new products or services by us or our competitors;

•	U.S. and foreign governmental regulatory actions;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	Possible regulatory requirements on our business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	Change in financial estimates by securities analysts;

•	The depth and liquidity of the market for our common stock;

•	Investor perceptions of our Company and Dr. Berman; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer and Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 16, 2005, we had outstanding 31,795,415 shares of common stock.

Lock-Up Arrangements

Our shares of common stock that are owned by those former stockholders of Berman Health and Media, Inc. who acquired their shares prior to the closing of Berman Health and Media, Inc.’s recent private placement have agreed that for a period of 12 months after the date of this prospectus, they will not sell any shares of our common stock, or securities convertible into shares of our common stock, without the prior written consent of Hunter World Markets, Inc. Hunter World Markets, Inc. may release such stockholders from these lock-up arrangements at any time without notice.

Rule 144

All of the 22,615,007 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of June 16, 2005 would equal approximately 317,954 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. The selling security holders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We cannot predict the effect, if any, that market sales of common stock or the availability of the securities offered in this prospectus will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could harm our ability to raise capital through the sale of our equity and debt securities.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Kirkpatrick & Lockhart Nicholson Graham LLP will render an opinion with respect to the validity of the securities being offered by this prospectus.

EXPERTS

The financial statements of Berman Center, Inc. appearing in this prospectus and registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

In addition, the financial statements of LB Center, Inc. (f/k/a Bio-Dyne Corporation) appearing in this prospectus and registration statement have been audited by AJ. Robbins, P.C., independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

On June 30, 2005, the Company dismissed AJ. Robbins, P.C. (“AJ. Robbins”) as its independent registered public accounting firm following the change in control of the Company on the closing of the merger transaction with Berman Health and Media, Inc. The Company engaged AJ. Robbins to audit its financial statements for the years ended March 31, 2005 and 2004. The decision to change accountants will be approved and ratified by the Company’s Board of Directors at its next scheduled board meeting. The report of AJ. Robbins on the financial statements of the Company for the fiscal years ended March 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal years ended March 31, 2005 and 2004.

The Company engaged Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent registered public accounting firm as of June 30, 2005.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance with the Exchange Act, we file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

BERMAN CENTER, INC.
INDEX TO FINANCIAL STATEMENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004 and 2003	F-3

Consolidated Statements of Operations for the three months ended
March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004, the period from January 16, 2003 (inception) to December 31, 2003 and the period from January 16, 2003 (inception) to March 31, 2005 (unaudited)
F-5

Consolidated Statements of Stockholders’ Equity for the three months ended
March 31, 2005 (unaudited), the year ended December 31, 2004 and the period from January 16, 2003 (inception) to December 31, 2003
F-6

Consolidated Statements of Cash Flows for the three months ended
March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004, the period from January 16, 2003 (inception) to December 31, 2003 and the period from January 16, 2003 (inception) to March 31, 2005 (unaudited)
F-7

Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Berman Center, Inc. (f/k/a LB Center, Inc.)

We have audited the accompanying consolidated balance sheets of Berman Center, Inc. (f/k/a LB Center, Inc.) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004, the period from January 16, 2003 (inception) to December 31, 2003 and for the period from January 16, 2003 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Berman Center, Inc. (f/k/a LB Center, Inc.) as of December 31, 2004 and December 31, 2003, and the consolidated results of their operations and their cash flows for the year ended December 31, 2004, the period from January 16, 2003 (inception) to December 31, 2003 and for the period from January 16, 2003 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the year ended December 31, 2004, the Company incurred a net loss of $1,919,829 and had negative cash flows from operations of $1,559,055. In addition, the Company had an accumulated deficit of $2,243,645 at December 31, 2004. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

/s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
May 12, 2005

BERMAN CENTER, INC.
CONSOLIDATED BALANCE SHEETS
as of March 31, 2005 (unaudited) and
December 31, 2004 and 2003

ASSETS

	March 31,
	2005	2004	2003
	(unaudited)
Current assets
Cash and cash equivalents	$34,980	$242,435	$—
Accounts receivable	3,000	3,100	1,030
Inventory	8,301	7,647	—
Prepaid expenses	34,157	12,500	—

Total current assets	80,438	265,682	1,030

Property and equipment, net	576,790	609,219	141,361

Total assets	$657,228	$874,901	$142,391

The accompanying notes are an integral part of these financial statements.

BERMAN CENTER, INC.
CONSOLIDATED BALANCE SHEETS
as of March 31, 2005 (unaudited) and December 31, 2004 and 2003

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31,
	2005	2004	2003
	(unaudited)
Current liabilities
Book overdraft	$—	$—	$6,932
Accounts payable and accrued expenses	183,360	180,223	107,775
Accrued payroll	—	29,325	—
Deferred rent	86,579	66,932	—
Deferred revenue	86,958	87,585	1,500

Total current liabilities	356,897	364,065	116,207

Commitments and contingencies

Stockholders' equity
Common Stock, $0.001 par value, 100,000,000 shares authorized	15,667	14,730	1,833
15,667,706 shares outstanding March 31, 2005 (unaudited)
14,730,313 shares outstanding at December 31, 2004
1,833,013 shares outstanding at December 31, 2003
Additional paid-in capital	2,960,739	2,834,882	348,167
Deferred compensation	(85,182)	(95,130)	—
Deficit accumulated in the development stage	(2,590,892)	(2,243,645)	(323,816)

Total stockholders' equity	300,331	510,836	26,184

Total liabilities and stockholders' equity	$657,228	$874,901	$142,391

BERMAN CENTER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2005 and 2004 (unaudited), the Year Ended December 31, 2004, the Period from January 16, 2003 (inception) to December 31, 2003 and For the Period from January 16, 2003 (inception) to March 31, 2005 (unaudited)

				For the	For the
				Period from	Period from
				January 16,	January 16,
	For the Three	For the Three	For the Year	2003	2003
	Months Ended	Months Ended	Ended	(inception) to	(inception) to
	March 31,	March 31,	December 31,	December 31,	March 31,
	2005	2004	2004	2003	2005
	(unaudited)	(unaudited)			(unaudited)
Revenue
Clinics	$104,496	$55,689	$664,201	$—	$768,697
Seminars and conferences	—	—	279,250	—	279,250
Research, studies and trials	—	—	172,186	75,000	247,186
Radio advertising	50,000	—	—	—	50,000
Total revenue	154,496	55,689	1,115,637	75,000	1,345,133
Costs of Services
Clinics	98,227	186,553	745,497	35,843	879,567
Seminars and conferences	—	—	249,195	—	249,195
Research, studies and trials	—	—	170,739	75,000	245,739
Total cost of services	98,227	186,553	1,165,431	110,843	1,374,501

Gross profit (loss)	56,269	(130,863)	(49,794)	(35,843)	(29,368)

Selling, general and administrative expenses	403,516	470,191	1,870,035	287,973	2,561,524

Loss from operations	(347,247)	(601,054)	(1,919,829)	(323,816)	(2,590,892)

Net loss	$(347,247)	$(601,054)	$(1,919,829)	$(323,816)	$(2,590,892)

Basic and diluted loss per share	$(0.02)	$(0.10)	$(0.17)	$(0.22)

Weighted-average shares outstanding	15,078,306	6,236,318	11,574,314	1,037,724

BERMAN CENTER, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the three months ended March 31, 2005 (unaudited),
the year ended December 31, 2004 and
the period from January 16, 2003 (inception) to December 31, 2003

					Deficit
					Accumulated
			Additional		in the
	Common Stock		Paid-In	Deferred	Development
	Shares	Amount	Capital	Compensation	Stage	Total

Balance, January 16, 2003 (inception)	$—	$—	$—	$—	$—	$—
Issuance of shares for cash	1,833,013	1,833	348,167			350,000
Net loss					(323,816)	(323,816)

Balance, December 31, 2003	1,833,013	1,833	348,167	—	(323,816)	26,184
Issuance of shares for services	130,930	130	120,000	(95,130)		25,000
Issuance of shares for cash	12,766,370	12,766	2,366,715			2,379,481
Net loss					(1,919,829)	(1,919,829)

Balance, December 31, 2004	14,730,313	14,730	2,834,882	(95,130)	(2,243,645)	510,836

Deferred compensation - shares issued for services rendered (unaudited)	52,372	52	—	9,948		10,000
Issuance of shares for cash (unaudited)	885,021	885	125,857			126,742
Net loss (unaudited)					(347,247)	(347,247)

Balance, March 31, 2005 (unaudited)	$15,667,706	$15,667	$2,960,739	$(85,182)	$(2,590,892)	$300,331

The accompanying notes are an integral part of these financial statements.

BERMAN CENTER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2005 and 2004 (unaudited), the Year Ended December 31, 2004,
the Period from January 16, 2003 (inception) to December 31, 2003 and the Period from January 16, 2003 (inception) to March 31, 2005 (unaudited)

				For the	For the
				Period from	Period from
				January 16,	January 16,
	For the Three	For the Three	For the Year	2003	2003
	Months Ended	Months Ended	Ended	(inception) to	(inception) to
	March 31,	March 31,	December 31,	December 31,	March 31,
	2005	2004	2004	2003	2005
	(unaudited)	(unaudited)			(unaudited)
Cash flows from operating activities
Net loss	$(347,247)	$(601,054)	$(1,919,829)	$(323,816)	$(2,590,892)
Adjustments to reconcile net loss to net
cash used in operating activities
Depreciation and amortization	32,429	13,090	110,133	—	142,562
Issuance of shares for compensation	10,000	—	25,000	—	35,000
(Increase) decrease in
Accounts receivable	100	1,030	(2,070)	(1,030)	(3,000)
Prepaid expenses and other
current assets	(21,657)	—	(12,500)	—	(34,157)
Inventory	(654)	—	(7,647)	—	(8,301)
Increase (decrease) in
Book overdraft	—	(6,932)	(6,932)	6,932	—
Accounts payable and accrued expenses	(10,602)	38,169	72,448	107,775	169,621
Deferred revenue	—	(1,500)	86,085	1,500	87,585
Accrued payroll	(16,592)	—	29,325	—	12,733
Deferred rent	20,026	—	66,932	—	86,958

Net cash used in operating activities	(334,197)	(557,197)	(1,559,055)	(208,639)	(2,101,891)

Cash flows from investing activities
Purchase of property and equipment	—	(210,386)	(577,991)	(141,361)	(719,352)

Net cash used in investing
activities	—	(210,386)	(577,991)	(141,361)	(719,352)

Cash flows from financing activities
Proceeds from issuance of common
stock	126,742	1,730,000	2,379,481	350,000	2,856,223

Net cash provided by financing activities	126,742	1,730,000	2,379,481	350,000	2,856,223

Net increase (decrease) in cash
and cash equivalents	$(207,455)	$962,417	$242,435	$—	$34,980

Cash and cash equivalents,
beginning of period	242,435	—	—	—	—

Cash and cash equivalents,
end of period	$34,980	$962,417	$242,435	$—	$242,435

Supplemental schedule of non-cash investing and financing activities

During the year ended December 31, 2004, the Company issued 120,000 restricted units as compensation to some members of the Board of Directors, valued at $120,000. The restricted units were issued as compensation for three years of service.
During the three months ended March 31, 2005 and the year ended December 31, 2004, $25,000 and $10,000 (unaudited) was amortized to compensation expense, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

Berman Center, Inc. (f/k/a LB Center, Inc.) (the “Company”) headquartered in Chicago, Illinois, provides an array female health management products and services marketed through a diversified media platform through its wholly owned subsidiary, Berman Health and Media, Inc. (“BHM”). The face of the Company is Dr. Laura Berman, the world renowned sex therapist and relationship guru. Berman Center is leveraging Dr. Berman’s credentials and celebrity status by creating a portfolio of branded related products and services that are marketed through a diversified media platform.

NOTE 2 - THE MERGER

On June 16, 2005, LBC MergerSub, Inc., a Nevada corporation and wholly owned subsidiary of the Company, merged with and into BHM pursuant to an Agreement and Plan of Merger dated as of June 3, 2005. Pursuant to the merger (the “Merger”), BHM became a wholly owned subsidiary of the Company and the issued and outstanding shares of common stock of BHM were converted into an aggregate of 19,730,504 shares of common stock of the Company. After the Merger, the former BHM stockholders owned approximately 87% of the Company’s issued and outstanding Common Stock. Following the Merger, the business conducted by the Company is the business conducted by BHM prior to the Merger.

As a result of the Merger, the 400,000 issued and outstanding warrants and 204,578 issued and outstanding stock options of BHM became exercisable to purchase 614,400 shares and 314,230 shares of the Company’s Common Stock, respectively, at an exercise price of $0.315 per share and $1.00 per share, respectively. No other terms of the warrants and options were changed as a result of the Merger.

The Merger was accounted for as a reverse merger under generally accepted accounting principles. Therefore: (1) the Company’s historical accumulated deficit for periods prior to June 16, 2005 will be eliminated against additional-paid-in-capital, and (2) the consolidated financial statements will present the previously issued shares of common stock of the Company as having been issued pursuant to the Merger on June 3, 2005, and the shares of common stock of the Company issued to the former BHM stockholders in the Merger as having been outstanding since January 16, 2003 (the inception of BHM). No goodwill or other intangible asset was recorded as a result of the Merger.

The following table sets forth (1) the revenue, cost of services, selling, general and administrative expenses, and net losses of BHM for the year ended December 31, 2004, for the period from January 16, 2003 (inception) to December 31, 2003 and for the period from January 16, 2003 (inception) to December 31, 2004, (2) the operating expenses and net losses of the Company for the years ended March 31, 2005 and 2004, and (3) the consolidated pro-forma information for BHM and the Company for the year ended December 31, 2004, for the period from January 16, 2003 (inception) to December 31, 2003 and for the period from January 16, 2003 (inception) to December 31, 2004 assuming that the Merger was completed on January 16, 2003.

Year Ended December 31, 2004

	BHM	The Company*	Adjustments	Pro-Forma as Adjusted
Revenue	$1,115,637	$—	$—	$1,115,637
Cost of services	1,165,431	—	—	1,165,431
Selling, general and administrative expenses	1,870,035	155,490	—	2,025,525
Net loss	$(1,919,829)	$(155,490)	$—	$(2,075,319)

Period from January 16, 2003 (inception) to December 31, 2003

	BHM	The Company*	Adjustments	Pro-Forma as Adjusted
Revenue	$75,000	$—	$—	$75,000
Cost of services	110,843	—	—	110,843
Selling, general and administrative expenses	287,973	—	—	287,973
Net loss	$(323,816)	$—	$—	$(323,816)

Period from January 16, 2003 (inception) to December 31, 2004

	BHM	The Company*	Adjustments	Pro-Forma as Adjusted
Revenue	$1,190,637	$—	$—	$1,190,637
Cost of services	1,276,274	—	—	1,276,274
Selling, general and administrative expenses	2,158,008	155,490	—	2,313,498
Net loss	$(2,243,645)	$(155,490)	$—	$(2,399,135)

* The financial statements for the Company were audited by other auditors in accordance with the standards of the Public Company Accounting Oversight Board (United States), and their report on them was unqualified. However, their report contained an explanatory paragraph that expressed substantial doubt about the Company's ability to continue as a going concern. See report of other auditors at F-20.

BHM was formed on January 16, 2003 and operated as a privately held Delaware limited liability company under the name Berman Center LLC until June 2, 2005, when it reorganized into corporate form under the name The Berman Center, Inc., in accordance with the provisions of the Delaware Limited Liability Company Act. On June 20, 2005, the Company changed the name of The Berman Center, Inc. to Berman Health and Media, Inc.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. During the year ended December 31, 2004, the Company incurred a net loss of $1,919,829 and had negative cash flows from operations of $1,559,055. In addition, the Company had an accumulated deficit of $2,243,645 at December 31, 2004. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Recovery of the Company’s assets is dependent upon future events, the outcome of which is indeterminable. Management plans to continue to provide for its capital needs during the year ended December 31, 2005 by issuing debt and equity securities and by the continued development of its business. The financial statements do not include any adjustments relating to the recovery and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Berman Center, Inc. and its wholly-owned subsidiaries Berman Health and Media, Inc., Female Sexual Medicine and Women’s Physical Therapy. All significant inter-company accounts and transactions are eliminated in consolidation.

Development Stage Enterprise
The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception has been considered as part of the Company's development stage activities.

Revenue Recognition
Revenues are recognized when realized or realizable and earned. Patients at the clinic are required to pay on the day of their appointment (at the point of service). Patients are allowed to pay either with cash, check or credit card. Items for bad debt or returned or rejected credit cards are very minimal and are recorded as they occur. If the clinic changed its policy in the future and granted credit to its patients, a review of the current procedures would be necessary and allowances for bad debt write-offs would be warranted. Revenue related to the hosting CPE seminars for clinicians is recognized once the seminar has been conducted. Revenue related to the publishing of books is recognized when the book is released by the publisher. Revenue related to research and clinic or (clinical) trials is recognized when the work is complete and results of the research or clinical trial is released.

Cash and Cash Equivalents
For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Property and Equipment
Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

Fair Value of Financial Instruments
The Company’s financial instruments include cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, accrued payroll, and deferred revenue. The book value of all other financial instruments are representative of their fair values.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation
SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB Opinion No. 25 using the intrinsic value method.

The Company has adopted only the disclosure provisions of SFAS No. 123. Accordingly, no compensation cost other than that required to be recognized by APB 25 for the difference between the fair value of the Company's common stock at the grant date and the exercise price of the options has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net loss and basic and diluted loss per share for the year ended December 31, 2004, would have been increased to the pro forma amounts indicated below:

	For the Three Months Ended		For the Year Ended
Net loss	March 31		December 31,
	2005	2004	2004	2003
As reported	$(347,247)	$(601,054)	$(1,919,829)	$(323,816)
Deduct total stock based employee compensation expense determined under fair value method for all awards, net of tax	(1,181)	0	(4,723)	—

Pro forma	$(348,428)	$(601,054)	$(1,924,552)	$(323,816)
Loss per common share
Basic and diluted - as reported	$(0.02)	$(0.10)	$(0.17)	$(0.22)
Basic and diluted - pro forma	$(0.02)	$(0.10)	$(0.17)	$(0.22)

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2004: dividend yield of 0%; expected volatility of 29%; risk-free interest rate of 3.07%; and expected life of three years. The weighted-average fair value of options granted during the year ended December 31, 2004 for which the exercise price equals the market price on the grant date was $1, and the weighted-average exercise price was $1. No stock options were granted during the year ended December 31, 2004 for which the exercise price was less than or greater than the market price on the grant date.

Loss Per Share
The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

At March 31, 2005 and 2004, and December 31, 2004 and 2003, respectively, the following common equivalent shares were excluded from the computation of loss per share since their effect is anti-dilutive.

Loss Per Share

	March 31,		December 31,
	2005	2004	2004	2003
	(unaudited)
Options	314,230	—	314,230	—

Income Taxes
The Company is taxed under sections of the federal and California income tax laws which provide that, in lieu of corporation income taxes, the members separately account for their pro rata share of the Company's items of income, deductions, losses, and credits. The provision for state income taxes represents the statutory California franchise taxes applicable to limited liability companies.

Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Recently Issued Accounting Pronouncements
In November 2004, the FASB issued SFAS No. 151,”Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4,"Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 152,”Accounting for Real Estate Time-Sharing Transactions”. The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2,”Accounting for Real Estate Time-Sharing Transactions”. SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66,”Accounting for Sales of Real Estate”, for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 153,”Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29,”Accounting for Nonmonetary Transactions”. Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R),”Share-Based Payment”. SFAS 123(R) amends SFAS No. 123,”Accountung for Stock-Based Compensation”, and APB Opinion 25,”Accounting for Stock Issued to Employees.” SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company’s financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations”. FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.  This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Fin No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2005, December 31, 2004 and 2003 consisted of the following:

	March 31,	December 31,
	2005	2004	2003
	(unaudited)

Computer equipment and software	$84,150	$84,150	$—
Equipment	190,828	190,828	26,550
Furniture and fixtures	190,587	190,587	35,000
Leasehold improvements	253,787	253,787	79,811

	719,352	719,352	141,361

Less accumulated depreciation and amortization	142,561	110,133	—

Total	$576,790	$609,219	$141,361

Depreciation and amortization expense for the three months ended March 31, 2005 and 2004 was $32,429 (unaudited) and $13,090 (unaudited), respectively. Depreciation and amortization expenses was $110,133 and $0 for the years ended December 31, 2004 and 2003, respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Leases
The Company leases its facilities under various non-cancelable operating leases which require monthly payments ranging from $563 to $14,375 and expire through August 13, 2014.

Future minimum lease payments under these non-cancelable operating obligations at December 31, 2004 were as follows:

Year Ending December 31,	Operating Leases

2005	$194,015
2006	246,720
2007	256,174
2008	262,203
2009	263,061
Thereafter	1,336,329

$2,514,477

Rent expense was $69,133 (unaudited), $52,975 (unaudited), $251,797 and $0 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively.

Employment Agreements

On June 16, 2005, the Company and Dr. Laura Berman entered into a three-year employment agreement. Pursuant to such agreement, Dr. Berman will receive an annual salary of $200,000, provided that under certain circumstances the Board of Directors may increase her salary. In addition, Dr. Berman has also agreed to contribute to the Company all income, revenue and other compensation received by Dr. Berman in connection with activities related to the business operations of the Company during her employment, including, without limitation, all revenue from media sources, talent agreements with television production companies or other media sources and authorship royalties. These items are the sole property of the Company and may not be removed from the Company without approval of at least a majority in interest of the Company’s stockholders and adequate compensation to the Company. The contribution of income and revenues describe above, however, does not include income, revenue and other compensation derived by Dr. Berman from honorarium fees and speaking engagements.

NOTE 7 - STOCKHOLDERS' EQUITY

Common Stock

During the period from January 16, 2003 (inception) to December 31, 2003, the Company completed the following transactions:

•	Issued 1,833,013 shares for a cash total of $350,000 to the Chief Executive Officer and the President of the Company.

During the year ended December 31, 2004, the Company completed the following transactions:

•
Issued 628,462 restricted shares to several members of the Board of Directors, as compensation for future employment of three years, valued at $120,000. Total compensation expense recorded for the year ended December 31, 2004 is $25,000.

•	Issued 12,766,370 shares for a cash total of $2,729,481 to third party investors.

Employee Stock Options
During the year ended December 31, 2004, the Company granted stock options to purchase 60,000 common units to certain members of the Board of Directors of the Company. The stock options have an exercise price of $1 per unit, vest over three years and expire ten years from the date of grant. A compensation expense was not recorded in connection with the issuance of such options as the exercise price of the stock options granted was not less then the fair market value of the Company’s stock price as of the date of grant.

A summary of the Company’s outstanding options and activity is as follows:

	Outstanding	Weighted Average Exercise Price

Outstanding, January 16, 2003 (inception) through December 31, 2003	—	$—

Granted	314,230	1

Outstanding, December 31, 2004	314,230	$1

Exercisable, December 31, 2004	104,639	$1

The weighted average remaining contractual life of the options outstanding at December 31, 2004 is 9.5 years. The weighted-average fair value per share of options granted was $0.24 for the year ended December 31, 2004.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.

Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

NOTE 8 - SUBSEQUENT EVENTS

Issuance of Shares
As of May 12, 2005, the Company had issued an additional 1,653,147 shares to investors for total cash of $236,742 under the terms of the offering started during the year ended to December 31, 2004.

Private Placement
Subsequent to December 31, 2004, the Company entered into, with Hunter World Markets, Inc. (“Hunter”), a private placement unit offering at a $1.05 price per unit for a minimum of $3,000,000 and a maximum of $6,000,000. This pricing assumes a capitalization of approximately 15,000,000 issued and outstanding shares for a pre-money valuation of approximately $8,000,000.

Each unit will consist of (i) two shares of Common stock; (ii) one 2-year Warrant to purchase one share of Common Stock at an exercise price equal to $2.10 (200% of issuance price) per share (a “Class A Warrant”) and (iii) one 2-year Warrant to purchase one share of common stock at an exercise price equal to $3.15 (300% of issue price) per share (a “Class B Warrant”).

The Class A Warrants shall be redeemable by the Company at a price of five (5) cents per warrant in the event (i) there is an effective registration statement covering the shares of Common Stock underlying the Class A Warrants and (ii) the closing market price of shares of Common Stock listed on a national securities market equals or exceeds 300% of the price (the “Issue Price”) of the shares of Common Stock issued further to the Private Placement Unit Offering for twenty of the thirty consecutive trading days immediately preceding the Company’s notice of redemption.

The Class B Warrants shall be redeemable by the Company at a price of five (5) cents per warrant in the event (i) there is an effective registration statement covering the shares of Common Stock underlying the Class B Warrants and (ii) the closing market price of shares of Common Stock listed on a national securities market equals or exceeds 400% of the Issue Price for twenty of the thirty consecutive trading days immediately preceding the Company’s notice of redemption.

All monies raised shall be placed in a non-interest bearing escrow account until the execution of the reverse merger agreement covering the reverse merger (the “Merger”) of an Over The Counter Bulletin Board listed shell company (the “Shell”) with the Company and the filing of a 14C Information Statement by the Shell with the Securities and Exchange Commission, or at such earlier time as agreed to between the Company and Hunter, at which time there shall be an initial closing of at least $3,000,000 in equity. Any additional monies raised under this private placement must be raised within thirty (30) days following the closing of the Merger. Hunter will have the right to approve all selling shareholders included in a registration statement so long as all securities purchased by investors in the private placement are included in the registration statement.

Concurrent with the initial closing of the private placement offering, the Company will complete the Merger with the Shell which shall be provided by Hunter and or its affiliates; provided, however that such Shell shall be subject to the approval of the Company and its legal counsel. In connection with the Merger (but before issuance of the Units under the Private Placement Offering), the existing shareholders of the Company will receive 87% of the issued and outstanding shares of stock of the post merger company and the existing holders of the Shell, and their designees, will hold the remaining 13% of the issued and outstanding shares of the post Merger.

The Company shall execute a secured promissory note (“Note”) in the principal amount of $400,000 at 10% flat fee interest rate ($40,000 interest) with principal and interest due on the earlier of six months or the closing of the Minimum Funding (the “Maturity Date”). The Note will be secured by the assets of the Company evidenced by a UCC 1 financing statement. Hunter (or the applicable investor) will receive warrants (the “Bridge Warrants”) to purchase 614,400 shares of Common Stock at an exercise price of $0.315 per share (40% discount to issue price) (the “Bridge Warrants”). The Bridge Warrants will have a 3.5 year term and will have registration rights identical to the rights provided to the holders of Class A Warrants and Class B Warrants.

Upon the closing of the Minimum Funding amount, proceeds shall first be applied to payoff any interest and principal outstanding under Bridge Financing. The initial term of this Agreement shall be for a period of six months from the date of this Agreement, unless terminated sooner by the mutual written agreement of the Company and Hunter.

Offering costs will consist of:

(i)	10% of the total gross proceeds raised by Hunter;
(ii)	2% of the gross proceeds raised by Hunter as non-accountable expense allocation.
(iii)
Warrant coverage (the “Placement Warrants”) to purchase up to 10% of the Common Stock included in any units sold in the Offering (from Hunter and Company), provided however, that Hunter has raised the Minimum Funding amount.

The Placement Warrants will receive registration rights identical to the rights granted to the holders of Class A Warrants and Class B Warrants. The warrants will be exercisable at the Issue Price and will have a three year term.

As of June 1, 2005, $3,100,000 (2,952,382 units) has been raised and placed in a non- interest bearing escrow account. In addition, the bridge financing of $400,000 has been executed and the warrants to purchase 614,400 shares of common stock had been issued.

LB CENTER, INC. INDEX TO FINANCIAL STATEMENTS
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

AJ. ROBBINS, P.C.
CERITIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
LB Center, Inc.
Chicago, Illinois

We have audited the accompanying balance sheet of LB Center, Inc. (f/k/a Bio-Dyne Corporation) (a development stage company) as of March 31, 2005, and the related statements of operations, stockholders’ deficit and cash flows for the years ended March 31, 2005 and 2004 and for the period from inception of the development stage (November 13, 2003) to March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LB Center, Inc. (f/k/a Bio-Dyne Corporation) as of March 31, 2005, and the results of their operations and cash flows for the years ended March 31, 2005 and 2004 and for the period from inception of the development stage (November 13, 2003) to March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a significant loss for the year ended March 31, 2005 and at March 31, 2005 has a stockholders’ deficit and a working capital deficit. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AJ. Robbins, P.C.
AJ Robbins PC
Certified Public Accountants
Denver Colorado
June 10, 2005

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

March 31,
2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,930
Total current assets	1,930

Total assets	$1,930

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$498,954
Total Current Liabilities	498,954

Commitments & Contingencies

Stockholders' (deficit)
Common stock, 100,000,000 shares authorized, $0.01par value,
2,995,199 shares (post reverse-split) outstanding at March 31, 2005	29,952
Additional paid-in capital	10,397,866
Accumulated (deficit) in the development stage, subsequent to quasi-reorganization	(155,490)
Accumulated (deficit) prior to quasi-reorganization	(10,769,352)
Total stockholder's (deficit)	(497,024)

Total liabilities and stockholders' (deficit)	$1,930

The accompanying notes are an integral part of these financial statements.

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

			For the Period from
			November 13,
	For the Year	For the Year	2003
	Ended	Ended	(Inception of the
	March 31,	March 31,	Development Stage)
	2005	2004	to March 31, 2005

REVENUES	$—	$—	$—

COSTS AND EXPENSES
Salaries	73,353	—	73,353
General and administrative	82,137	—	82,137
TOTAL EXPENSE	155,490	—	155,490

Net loss	$(155,490)	$—	(155,490)

PER SHARE INFORMATION -
BASIC AND DILUTED
Weighted average shares outstanding	94,886	38,989	79,470

NET LOSS PER COMMON SHARE	$(1.64)	$—	$(1.96)

The accompanying notes are an integral part of these financial statements.

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' DEFICIT

				Accumulated
				(deficit) in the	Accumulated
	Common Stock			development stage,	(deficit)
	Shares (post		Additional	subsequent to	prior to quasi-
	reverse-split)	Amount	Paid-in Capital	quasi-reorganizaton	reorganizaton	Total

Balances, March 31, 2003	$38,989	$390	$10,281,610	$—	$(10,769,352)	$(487,352)
.
No activity during 12 months ended March 31, 2004	—	—	—	—	—	—

Balances, March 31, 2004	38,989	390	10,281,610	—	(10,769,352)	(487,352)

Stock issued for cash on December 29, 2004
at $.4088 per share	159,000	1,590	63,410	—	—	65,000

Additional shares issued in connection with
stock purchase agreement on December 29,
2004 at $.4088 per share	2,000	20	798	—	—	818

Stock issued for conversion of note payable
on March 29, 2005 at a conversion rate of
$0.0286 per share.	2,795,210	27,952	52,048	—	—	80,000

Net (loss)	—	—	—	(155,490)	—	(155,490)

Balances, March 31, 2005	$2,995,199	$29,952	$10,397,866	$(155,490)	$(10,769,352)	$(497,024)

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			For the Period from
			November 13, 2003
			(Inception of the
	For the Years Ended March 31,		Development Stage)
	2005	2004	to March 31, 2005

CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES:
Net loss	$(155,490)	$—	$(155,490)
Adjustments to reconcile net loss to net cash used in
operating activities:
Stock issued for services	818		818
Change in current assets and liabilities:
Increase in accounts payable and accrued expenses	11,602		11,602
Net cash (used in) operating activities	(143,070)	—	(143,070)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
Sales of stock for cash	65,000	—	65,000
Proceeds from convertible notes payable	95,000		95,000
Payments on convertible note payable	(15,000)	—	(15,000)

Net cash provided by financing activities	145,000	—	145,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,930	—	1,930

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	—	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,930	$—	1,930

SUPPLEMENTAL CASH FLOWS INFORMATION:
Cash for paid for:
Interest	$—	$—	$—

Income taxes	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF
NON-CASH INVESTING AND FINANCING ACTIVITIES

Conversion of note payable - related party into common stock	$80,000	$—	$80,000

Shares issued for services	$818	$—	$818

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

1. THE COMPANY

Background

LB Center, Inc. (f/k/a Bio-Dyne Corporation) (the "Company") is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7. The Company was formed as William E. York, Inc. on October 13, 1989, under the laws of the State of Georgia to acquire Bio-Dyne Corporation ("Bio-Dyne") and ECBB Body Building, Ltd. ("ECBB"), which collectively developed, manufactured, and distributed fitness equipment. On November 30, 1989, the Company acquired 100% of the stock of Bio-Dyne and ECBB.

Following the closing of the transaction, Bio-Dyne was formally dissolved and a Certificate of Dissolution of ECBB was filed with the Department of State of New York. In August 1996, due to narrowing profit margins, the Company closed its operations, and in December 1997 filed a voluntary chapter 11 bankruptcy petition in the State of Georgia. This Chapter 11 bankruptcy petition was later changed to a chapter 7 petition. On November 12, 2003, the bankruptcy case was closed. No assets and $487,352 in liabilities survived the bankruptcy.

Prior to filing bankruptcy, the Company manufactured and sold physical fitness equipment principally for resale to retailers throughout the United States. The Company also sold a full range of physical fitness equipment and accessories of various manufacturers to retail consumers and to commercial and institutional users through its Carolina Fitness Equipment, Inc. (Carolina) and Home Fitness Studios, Inc. (HFS) stores.

On January 6, 2005, the Company’s shareholders ratified a 1 for 500 reverse split of its common stock effective January 17, 2005. On January 18, 2005, the Company changed it name to No Good TV, Inc., and on May 3, 2005 the Company changed its name to LB Center, Inc. On March 29, 2005, the Company experienced a change of control as a total of 2,795,210 shares of common stock were issued pursuant to the conversion of a note payable in the amount of $80,000.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred a significant loss for the year ended March 31, 2005 and at March 31, 2005 has a stockholders’ deficit and a working capital deficit. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence: Management has located a merger or acquisition partner that will benefit from the Company’s publicly-traded status (See Note 8). Management also intends to raise additional financing through private debt or equity financing or other means that it deems necessary with a view to moving forward with a merger or acquisition.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks, and short-term investments purchased with an original maturity date of three months or less to be cash and cash equivalents. The carrying amounts reflected in the balance sheets for cash and cash equivalents approximate the fair values due to short maturities of these instruments.

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

Basic and Diluted Loss Per Share
The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are anti-dilutive.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, none of which are held for trading purposes, including cash, notes payable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Revenue Recognition

The Company is currently in the development stage and does not have any operations or revenue.

Advertising and Marketing Costs

The Company expenses costs of advertising and marketing as incurred. The Company did not have any advertising and marketing expense for the years ended March 31, 2005 and 2004.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences.

Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in any of the periods presented.

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs- an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges" This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the third quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the third quarter of fiscal year 2006 and thereafter.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary transactions ("SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

3. BANKRUPTCY AND QUASI-REORGANIZATION

On December 10, 1997, the Company submitted voluntary chapter 11 bankruptcy petition # 97-82049-crm to the U.S. Bankruptcy Court, Northern District of George (Atlanta), which was later changed to a chapter 7 bankruptcy petition. In November 2003, the bankruptcy case was closed. No assets and liabilities in the amount of $487,352 survived the bankruptcy.

The Company’s emergence from bankruptcy was treated as a quasi-reorganization on the Company’s financial statements. The amount of accumulated deficit for the period prior to the discharge of the bankruptcy (inception through November 12, 2003) is shown as “Accumulated deficit prior to quasi-reorganization” on the Company’s balance sheet as of March 31, 2005. The amount of accumulated deficit for the period subsequent to the discharge of the bankruptcy (November 13, 2003 through March 31, 2005) is shown as “Accumulated deficit subsequent to quasi-reorganization” on the Company’s balance sheet as of March 31, 2005.

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

4. NOTES PAYABLE

During the year ended March 31, 2005, the Company issued a non-interest bearing convertible note payable in the amount of $50,000 to Hunter World Markets (“Hunter”), a firm controlled by the Company’s President and Chief Executive Officer. During the year ended March 31, 2005, Hunter made additional loans to the Company under this convertible note agreement in the aggregate amount of $45,000, and the Company repaid $15,000 to Hunter. In March 2005, the remaining principal amount of this note of $80,000 was converted into 2,795,210 shares (post reverse-split) of the Company’s common stock. The Company’s President and Chief Executive Officer has agreed to pay the Company’s expenses as they are incurred.

5. STOCK TRANSACTIONS

Reverse Stock-Split

The Company executed a 1-for-500 reverse-split of its common stock effective on the close of business on January 17, 2005. Immediately before the reverse split, there were 19,463,529 shares outstanding, and immediately after the reverse-split there were 38,989 shares of common stock outstanding. All per share amounts and number of shares outstanding have been retroactively restated for this adjustment.

Common Stock

In December 2004, the Company sold 159,000 shares (post reverse-split) of its common stock for $65,000.

In December 2004, the Company issued 2,000 shares (post reverse-split) of its common stock valued at $818 for services performed.

In March 2005, the Company issued 2,795,210 shares (post reverse-split) of its common stock for the conversion of a note payable in the amount of $80,000.

6. INCOME TAXES

Due to the Company’s operating losses, there was no provision for U.S. income taxes for the years ended March 31, 2005 and 2004.

For income tax reporting purposes, the Company’s aggregate unused net operating losses approximate $6,600,000, which if not utilized, begin to expire in 2006, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carryforward is approximately $2,704,000. Due to the change in ownership and control, the future use of the carryforward for tax purposes will be limited.

The Company has provided a valuation reserve against the full amount of the deferred tax asset, since in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will be realized.

Components of deferred tax assets as of March 31, 2005 are as follows:

Non Current:
Net operating loss carryforward	$2,704,000
Valuation allowance	(2,704,000)
Net deferred tax asset	$—

The net change in the valuation allowance is $53,000.

LB CENTER, INC.
(f/k/a BIO-DYNE CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

7. STOCK OPTIONS

In November, 1991, the Company adopted a non-qualified stock option plan (the "1991 Plan") to permit employees to purchase 200 shares of the Company's common stock post-reverse stock split. Options granted under the Plan are exercisable under terms and conditions set by the Board of Directors, which state among other things that employees are 100% vested after two years from the date of grant. No options have been exercised under the Plan as of March 31, 2005. All former employees have been terminated since the adoption of this non-qualified stock option plan and their options expired.

In April 1994, the Company adopted a non-qualified stock option plan ("the 1994 Plan") to permit officers, directors, consultants, and employees of the Company to purchase up to 2,000 shares of the Company's common stock (post-reverse stock split). Options granted under the 1994 Plan are exercisable under terms and conditions set by the Board of Directors, which currently provide, among other things, that the exercise price shall not be less than the then current fair market value of the shares of common stock subject to the option on the date of grant. All former employees have been terminated since the adoption of this non-qualified stock option plan and their options expired.

8. SUBSEQUENT EVENTS

On June 3, 2005, the Company entered into an Agreement and Plan of Merger with The Berman Center, Inc., a privately held Delaware corporation (“Berman Center”), pursuant to which the stockholders of Berman Center acquired approximately 87% of the Company’s issued and outstanding common stock through a merger transaction, with the Company’s existing stockholders continuing to own the remaining 13% of the issued and outstanding common stock after the merger. The merger was consummated through the merger of the Company’s newly formed wholly-owned subsidiary, LBC MergerSub, Inc., a Nevada corporation, with and into Berman Center, with Berman Center being the surviving corporation. The merger was intended to be a "tax-free" reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result of the merger, Berman Center is a wholly-owned subsidiary of the Company. The shareholders of Berman Center were issued 1.535999487 shares of the Company’s common stock for each share of Berman Center common stock. In addition, each Berman Center warrant or option outstanding immediately prior to the merger are now warrants or options to purchase 1.535999487 shares of the Company’s common stock. On June 20, 2005, The Berman Center, Inc. changed its name to Berman Health and Media, Inc.

On June 20, 2005, the Company merged with and into Berman Center, Inc. a newly formed Delaware Corporation. Berman Center, Inc. is the surviving corporation and the Company’s name is now Berman Center, Inc.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. We may, but only to the extent that our Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of our bylaws. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We also have directors’ and officers’ liability insurance.

Item 25. Other Expenses Of Issuance And Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$21,294.29
Printing and engraving expenses	$10,000.00
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$15,000.00
Transfer agent and registrar’s fees and expenses	$2,500.00
Miscellaneous expenses	$2,500.00
Total	$201,294.29

We have agreed to bear all reasonable expenses that relate to the registration of the shares of common stock being offered and sold by the selling security holders, including, without limitation, all registration, listing and qualification fees, printers and accounting fees, the fees and disbursements of our counsel, and the reasonable fees and disbursements of one counsel selected by certain of the selling security holders.

Item 26. Recent Sales Of Unregistered Securities.

Berman Health and Media, Inc. recently closed a private placement offering of common stock and warrants (the “Units”) each consisting of (i) two shares of common stock, (ii) one three-year warrant exercisable into one share of common stock at an exercise price of $1.05 and (iii) one three year warrant exercisable into one share of common stock at an exercise price of $1.57.

The Units were offered solely to persons who qualified as “accredited investors” within the meaning of Rule 501 of the Securities Act of 1933, as amended (the “Act”), “Qualified Institutional Buyers” within the meaning of Rule 144A of the Act and to certain persons in offshore transactions in reliance on Regulation S of the Act.

The price per Unit was $1.05. On June 16, 2005, Berman Health and Media, Inc. sold an aggregate of 2,952,381 Units and received $3,100,000 in gross proceeds from such sale. The securities were issued in reliance upon an exemption from registration with the SEC as provided by Section 4(2) of the Act and Regulation D and Regulation S promulgated thereunder and similar provisions under applicable state laws which provide exemptions from the securities registration provisions. We have agreed to assume the warrants issued by Berman Health and Media, Inc. in the private placement. Each share of common stock underlying such warrants is now exercisable into 1.535999487 shares of our common stock. These warrants are currently exercisable into an aggregate of 9,069,714 shares of our common stock.

In connection with the private placement, Berman Health and Media, Inc. entered into an agreement with Hunter World Markets, Inc. (“HWM”), our former controlling stockholder and one of our current stockholders, pursuant to which HWM offered for sale the Units on a “best efforts” basis. As consideration for HWM’s services, we have paid HWM (i) a $310,000 commission on the sale of the Units, (ii) reimbursement of $62,000 in non-accountable expenses and (iii) three year warrants exercisable into 906,971 shares of our common stock. The warrants were issued in reliance upon an exemption from registration with the SEC as provided by Section 4(2) of the Act and Regulation D promulgated thereunder and similar provisions under applicable state law which provides exemptions from the securities registration provisions.

Prior to converting into corporate form, Berman Center LLC sold in 2003, 2004 and 2005 an aggregate of 3,767,390 membership interests in Berman Center LLC, solely to persons who qualified as “accredited investors” within the meaning of Rule 501 of the Act. Berman Center LLC received an aggregate of $2,966,223 in proceeds from such sales. These securities converted into 19,730,504 shares of our common stock upon consummation of the merger on June 16, 2005. The securities were originally issued in reliance upon an exemption from registration with the SEC as provided by Section 4(2) of the Act and Regulation D promulgated thereunder and similar provisions under applicable state laws which provide exemptions from the securities registration provisions.

In addition, prior to converting into corporate form, Berman Center LLC issued to certain “accredited investors” providing $400,000 in working capital to Berman Center LLC, three and a half year warrants exercisable into 117,315 membership interests in Berman Center LLC at an exercise price of $1.074034786. These warrants converted into warrants exercisable into 400,000 shares of Berman Health and Media, Inc.’s common stock at an exercise price of $0.315 upon the reorganization of Berman Center LLC into corporate form. We agreed to assume these warrants in connection with the merger. Each share of common stock underlying such warrants is now exercisable into 1.535999487 shares of our common stock. These warrants are currently exerciseable into an aggregate of 614,400 shares of our common stock. The securities were originally issued in reliance upon an exemption from registration with the SEC as provided by Section 4(2) of the Act and Regulation D promulgated thereunder and similar provisions under applicable state laws which provide exemptions from the securities registration provisions.

Item 27. Exhibits.

Exhibit Number	Description of Exhibit

2.1
Agreement and Plan of Merger dated June 3, 2005 by and among the Registrant (f/k/a LB Center, Inc.), LBC MergerSub, Inc. and Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) (incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

3.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

4.1
Form of Stock Purchase Warrant (Class A) dated as of June 16, 2005 issued by Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) to the Warrant Holders indicated on the schedule thereto (incorporated by reference to Exhibit 4.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

4.2
Form of Stock Purchase Warrant (Class B) dated as of June16, 2005 issued by Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) to the Warrant Holders indicated on the schedule thereto (incorporated by reference to Exhibit 4.2 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

4.3
Form of Stock Purchase Warrant dated as of June 16, 2005 issued by Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) to Hunter World Markets, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

5.1*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.

10.1
Employment Agreement dated June 16, 2005 by and among the Registrant and Dr. Laura A.C. Berman (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

10.2
Placement Agent Agreement dated April 11, 2005 by and among Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Hunter World Markets, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on June 22, 2005).

10.3	Lease Agreement dated November 20, 2003 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Zeller Management Corp., an agent for Zeller-211 Trust.

10.4	Novelty Agreement dated August 1, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and California Exotic Novelties, LLC.

10.5	Loan-Out Agreement dated as of October 28, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and View Film.

10.6	Hyperion Agreement dated November 5, 2004 by and between Hyperion, an imprint of Buena Vista Books, Inc. and Laura Berman Ph.D.

10.7	Option Agreement dated as of May 17, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Dr. Allan Charles.

10.8	Option Agreement dated as of May 17, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Dr. Jan Fawcett.

10.9	Form of Indemnification Agreement between Berman Center LLC and its directors.

16.1	Letter from AJ. Robbins to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Registrant’s current report on Form 8-K filed with the SEC on June 30, 2005).

21.1	List of Subsidiaries of Registrant.

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP.

23.2	Consent of AJ. Robbins, P.C.

23.3	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

* To be filed as an amendment.

Item 28. Undertakings.

The undersigned small business issuer hereby undertakes to:

(1) For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

(1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 1st day of July, 2005.

Berman Center, Inc.

By:	/s/ Samuel P. Chapman
Samuel P. Chapman
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel P. Chapman, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form SB-2, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Samuel P. Chapman	Chairman, Chief Executive Officer and Director (Principal Executive	July 1, 2005
Samuel P. Chapman	Officer)

/s/ William McDunn	Chief Financial Officer (Principal Financial and Accounting Officer)	July 1, 2005
William McDunn

/s/ Laura A.C. Berman	Director	July 1, 2005
Laura A. Berman

/s/ Allan Charles	Director	July 1, 2005
Allan Charles

/s/ Alger Chapman	Director	July 1, 2005
Alger Chapman

/s/ Stuart Cornew	Director	July 1, 2005
Stuart Cornew

/s/ Jan Fawcett	Director	July 1, 2005
Jan Fawcett

/s/ Robert Goodmen	Director	July 1, 2005
Robert Goodman

/s/ Michael Romano	Director	July 1, 2005
Michael Romano

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

2.1
Agreement and Plan of Merger dated June 3, 2005 by and among the Registrant (f/k/a LB Center, Inc.), LBC MergerSub, Inc. and Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) (incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

3.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

4.1
Form of Stock Purchase Warrant (Class A) dated as of June 16, 2005 issued by Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) to the Warrant Holders indicated on the schedule thereto (incorporated by reference to Exhibit 4.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

4.2
Form of Stock Purchase Warrant (Class B) dated as of June16, 2005 issued by Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) to the Warrant Holders indicated on the schedule thereto (incorporated by reference to Exhibit 4.2 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

4.3
Form of Stock Purchase Warrant dated as of June 16, 2005 issued by Berman Health and Media, Inc. (f/k/a The Berman Center, Inc.) to Hunter World Markets, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

5.1*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.

10.1
Employment Agreement dated June 16, 2005 by and among the Registrant and Dr. Laura A.C. Berman (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on June 22, 2005).

10.2
Placement Agent Agreement dated April 11, 2005 by and among Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Hunter World Markets, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on June 22, 2005).

10.3	Lease Agreement dated November 20, 2003 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Zeller Management Corp., an agent for Zeller-211 Trust.

10.4	Novelty Agreement dated August 1, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and California Exotic Novelties, LLC.

10.5	Loan-Out Agreement dated as of October 28, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and View Film.

10.6	Hyperion Agreement dated November 5, 2004 by and between Hyperion, an imprint of Buena Vista Books, Inc. and Laura Berman Ph.D.

10.7	Option Agreement dated as of May 17, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Dr. Allan Charles.

10.8	Option Agreement dated as of May 17, 2004 by and between Berman Health and Media, Inc. (f/k/a Berman Center LLC) and Dr. Jan Fawcett.

10.9	Form of Indemnification Agreement between Berman Center LLC and its directors.

16.1	Letter from AJ. Robbins to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Registrant’s current report on Form 8-K filed with the SEC on June 30, 2005).

Exhibit Number	Description of Exhibit

21.1	List of Subsidiaries of Registrant.

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP.

23.2	Consent of AJ. Robbins, P.C.

23.3	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).
* To be filed as an amendment.